Exhibit 10.15

LEASE AGREEMENT

314 MAIN STREET

CAMBRIDGE, MASSACHUSETTS

LEASE SUMMARY SHEET

Execution Date:	September 16, 2021

Tenant:	Theseus Pharmaceuticals, Inc., a Delaware corporation

Landlord:	MIT 314 Main Street Leasehold LLC, a Massachusetts limited liability company

Building:	A 17-story building commonly known as 314 Main Street, Cambridge, Massachusetts. Subject to Section 1.7 below, the Building consists of approximately 437,418 rentable square feet of retail, institutional and office space. The land on which the Building is located (the “Land”) is more particularly described in Exhibit 1 attached hereto and made a part hereof (the Land, together with the Building, are hereinafter collectively referred to as the “Property”).

Premises:	Subject to Section 1.7 below, approximately 7,351 rentable square feet of space on the fourth (4th) floor of the Building, as more particularly shown as hatched, highlighted or outlined on the plan attached hereto as Exhibit 2A and made a part hereof (the “Lease Plan”).

Term Commencement Date:	The date on which the Premises are delivered to Tenant in the condition required by Section 3.1 of this Lease. Landlord shall provide Tenant with notice of the anticipated Term Commencement Date approximately thirty (30) days in advance.

Rent Commencement Date:	Subject to acceleration on a day for day basis for each day of Tenant Delays (hereinafter defined), the Rent Commencement Date shall occur on the Term Commencement Date.

Expiration Date:	The last day of the seventh (7th) Rent Year[1]

Extension Term:	Subject to Section 1.2 below, one (1) extension term of five (5) years.

Parking Passes:	Subject to Section 1.4(c) below, 0.80 parking pass for each 1,000 rentable square feet of the Premises (i.e., 6 parking passes based on the Premises containing 7,499 rentable square feet).

Landlord’s Contribution:	Subject to the terms of the Work Letter attached hereto as Exhibit 5, One Hundred Thousand Dollars ($100,000).

Permitted Uses:	Subject to Legal Requirements (hereinafter defined) as of right, general office use and uses ancillary thereto in proportions consistent with the design of the Building.

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For the purposes of this Lease, the first “Rent Year” shall be defined as the period commencing as of the Rent Commencement Date and ending on the last day of the month in which the first (1st) anniversary of the Rent Commencement Date occurs; provided, however, if the Rent Commencement Date occurs on the first day of a calendar month, then the first Rent Year shall end on the day immediately preceding the first (1st) anniversary of the Rent Commencement Date. Thereafter, “Rent Year” shall be defined as any subsequent twelve (12) month period during the term of this Lease.

Base Rent: (subject to Section 1.7 below)	RENT YEAR	ANNUAL BASE RENT	MONTHLY PAYMENT	RATE PER RSF
	1	$757,153.00	$63,096.08	$103.00

	2	$779,867.59	$64,988.97	$106.09

	3	$803,263.62	$66,938.63	$109.27

	4	$827,361.53	$68,946.79	$112.55

	5	$852,182.37	$71,015.20	$115.93

	6	$877,747.84	$73,145.65	$119.41

	7	$904,080.28	$75,340.02	$122.99

Operating Costs and Taxes:	See Sections 5.2 and 5.3

Tenant’s Share:	A fraction, the numerator of which is the number of rentable square feet in the Premises and the denominator of which is the number of rentable square feet in the Building. As of the Execution Date, Tenant’s Share is calculated as 1.68%.

Tenant’s Tax Share:	A fraction, the numerator of which is the number of rentable square feet in the Premises and the denominator of which is the number of rentable square feet in the buildings on the Tax Lot (hereinafter defined): recognized by the City of Cambridge as being used for purposes which are not exempt from real estate taxation as of the date on which the assessment is made for the tax year in question. As of the Execution Date, Tenant’s Tax Share is calculated as 2.01%.

Letter of Credit:	$378,576.50, subject to Section 7.1(b) below.

TABLE OF CONTENTS

1.	LEASE GRANT; TERM; APPURTENANT RIGHTS; EXCLUSIONS		1

	1.1	Lease Grant	1
	1.2	Extension Term	1
	1.3	Notice of Lease	2
	1.4	Appurtenant Rights	3
	1.5	Tenant’s Access	5
	1.6	Exclusions	5
	1.7	Measurement Certification	5

2.	RIGHTS RESERVED TO LANDLORD		5

	2.1	Additions and Alterations	5
	2.2	Additions to the Property	5
	2.3	Landlord’s Access	6
	2.4	Pipes, Ducts and Conduits	6
	2.5	Minimize Interference	6
	2.6	Name and Address of Building	7
	2.7	Master Declaration; SOMA REA; REA; Condominium	7
	2.8	Construction in Vicinity	7

3.	CONDITION OF PREMISES; CONSTRUCTION		8

	3.1	Condition of Premises	8
	3.2	Tenant’s Fitout	8

4.	USE OF PREMISES		8

	4.1	Permitted Uses	8
	4.2	Prohibited Uses	8

5.	RENT; ADDITIONAL RENT		9

	5.1	Base Rent	9
	5.2	Operating Costs	9
	5.3	Taxes	12
	5.4	Late Payments	13
	5.5	No Offset; Independent Covenants; Waiver	14
	5.6	Survival	14

6.	INTENTIONALLY OMITTED		14

7.	LETTER OF CREDIT		14

	7.1	Amount	14
	7.2	Application of Proceeds of Letter of Credit	15
	7.3	Intentionally Omitted	15
	7.4	Credit of Issuer of Letter of Credit	15
	7.5	Security Deposit	15
	7.6	Return of Security Deposit or Letter of Credit	15

8.	INTENTIONALLY OMITTED.		16

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9.	UTILITIES, HVAC; WASTE REMOVAL		16

	9.1	Electricity	16
	9.2	Water	16
	9.3	Condenser Water	16
	9.4	Heat, Ventilating and Air Conditioning	16
	9.5	Other Utilities; Utility Information	17
	9.6	Interruption or Curtailment of Utilities	17
	9.7	Telecommunications	17
	9.8	Trash Removal; Recycling Removal; Composting Removal	18
	9.9	Landlord’s Services	18

10.	MAINTENANCE AND REPAIRS		18

	10.1	Maintenance and Repairs by Tenant	18
	10.2	Maintenance and Repairs by Landlord	18
	10.3	Accidents to Sanitary and Other Systems	18
	10.4	Floor Load—Heavy Equipment	19

11.	ALTERATIONS AND IMPROVEMENTS BY TENANT		19

	11.1	Landlord’s Consent Required	19
	11.2	Supervised Work	20
	11.3	Harmonious Relations	20
	11.4	Liens	20
	11.5	General Requirements	21

12.	SIGNAGE		21

	12.1	Restrictions	21
	12.2	Building Directory	21

13.	ASSIGNMENT, MORTGAGING AND SUBLETTING		22

	13.1	General; Transfer Defined	22
	13.2	Landlord’s Recapture Right	22
	13.3	Request for Consent	23
	13.4	Permitted Transfers	23
	13.5	Listing Confers no Rights	24
	13.6	Profits In Connection with Transfers	24
	13.7	Prohibited Transfers	24
	13.8	Restrictions on Subleases	24
	13.9	No Release	24
	13.10	Investment Policies	24

14.	INSURANCE; INDEMNIFICATION; EXCULPATION		25

	14.1	Tenant’s Insurance	25
	14.2	Indemnification	25
	14.3	Property of Tenant	25
	14.4	Limitation of Landlord’s Liability for Damage or Injury	25
	14.5	Waiver of Subrogation; Mutual Release	26
	14.6	Tenant’s Acts—Effect on Insurance	26
	14.7	Landlord’s Insurance	26

15.	CASUALTY; TAKING		27

	15.1	Damage	27
	15.2	Termination Rights	27
	15.3	Taking for Temporary Use	28
	15.4	Disposition of Awards	28

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16.	ESTOPPEL CERTIFICATE		28

17.	HAZARDOUS MATERIALS		28

	17.1	Prohibition	28
	17.2	Environmental Laws	29
	17.3	Hazardous Material Defined	29
	17.4	Hazardous Materials Indemnity	29

18.	RULES AND REGULATIONS		30

	18.1	Rules and Regulations	30
	18.2	Energy Conservation	30
	18.3	Recycling	30

19.	LAWS AND PERMITS.		30

	19.1	Legal Requirements	30
	19.2	Required Permits	31

20.	DEFAULT		31

	20.1	Events of Default	31
	20.2	Remedies	32
	20.3	Damages - Termination	33
	20.4	Landlord’s Self-Help; Fees and Expenses	33
	20.5	Waiver of Redemption, Statutory Notice and Grace Periods	34
	20.6	Landlord’s Remedies Not Exclusive	34
	20.7	No Waiver	34
	20.8	Restrictions on Tenant’s Rights	34
	20.9	Landlord Default	34

21.	SURRENDER; ABANDONED PROPERTY; HOLD-OVER		35

	21.1	Surrender	35
	21.2	Abandoned Property	35
	21.3	Holdover	35

22.	SUBORDINATION; MORTGAGES AND MASTER LEASE		36

	22.1	Subordination	36
	22.2	Mortgagee Notices	36
	22.3	Mortgagee Liability	36
	22.4	Mortgagee Consent	36
	22.5	Master Lease	36

23.	QUIET ENJOYMENT		36

24.	NOTICES		37

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25.	MISCELLANEOUS		37

	25.1	Separability	37
	25.2	Captions; Interpretation	37
	25.3	Broker	38
	25.4	Entire Agreement	38
	25.5	Governing Law; Personal Jurisdiction	38
	25.6	Tenant Representations	38
	25.7	Expenses Incurred by Landlord Upon Tenant Requests	38
	25.8	Survival	38
	25.9	Limitation of Liability	39
	25.10	Binding Effect	39
	25.11	Landlord Obligations upon Transfer	39
	25.12	Grants of Interest	39
	25.13	No Air Rights	39
	25.14	Office of Workforce Development	39
	25.15	Intentionally Omitted	39
	25.16	Financial Information	40
	25.17	Measurements	40
	25.18	OFAC	40
	25.19	Confidentiality	40
	25.20	Security	40
	25.21	Time	41
	25.22	WAIVER OF JURY TRIAL	41
	25.23	Bankruptcy	41
	25.24	MBTA	42
	25.25	Not Binding Until Executed	42

EXHIBIT 1	LEGAL DESCRIPTION
EXHIBIT 2A	LEASE PLAN
EXHIBIT 2B	PLAN OF CERTAIN COMPLEX AREAS
EXHIBIT 3	MEMORIALIZATION OF DATES AGREEMENT
EXHIBIT 4	FORM OF NOTICE OF LEASE
EXHIBIT 5	WORK LETTER
EXHIBIT 6	PROHIBITED USES
EXHIBIT 7	FORM OF LETTER OF CREDIT
EXHIBIT 8	LANDLORD’S SERVICES
EXHIBIT 9	ALTERATIONS CHECKLIST
EXHIBIT 9A	ALTERATIONS INSURANCE SCHEDULE
EXHIBIT 10	TENANT’S INSURANCE REQUIREMENTS
EXHIBIT 10A	SAMPLE INSURANCE CERTIFICATE
EXHIBIT 11	RULES AND REGULATIONS
EXHIBIT 12	FORM OF MASTER LEASE RNDA
EXHIBIT 13	MBTA LANGUAGE

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THIS INDENTURE OF LEASE (this “Lease”) is hereby made and entered into on the Execution Date by and between Landlord and Tenant.

1.	LEASE GRANT; TERM; APPURTENANT RIGHTS; EXCLUSIONS.

1.1    Lease Grant. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises upon and subject to matters of record and the terms and conditions of this Lease, for a term of years commencing on the Term Commencement Date and, unless earlier terminated or extended pursuant to the terms hereof, ending on the Expiration Date (the “Initial Term”; the Initial Term and the Extension Term, if duly exercised, are hereinafter collectively referred to as the “Term”). Once the Term Commencement Date and the Rent Commencement Date are determined, Landlord and Tenant shall execute an agreement confirming the Term Commencement Date, the Rent Commencement Date and the Expiration Date in substantially the form attached hereto as Exhibit 3. Tenant’s failure to execute and return any such agreement proposed by Landlord, or to provide written objection to the statements contained therein, within ten (10) business days after the date of Tenant’s receipt thereof, shall be deemed an approval by Tenant of Landlord’s determination of such dates as set forth therein.

1.2    Extension Term.

(a)    Provided that the following conditions (the “Extension Conditions”), any or all of which may be waived by Landlord in its sole discretion, are satisfied: (i) Tenant, an Affiliate (hereinafter defined) and/or a Successor (hereinafter defined) is/are then occupying at least seventy-five percent (75%) of the Premises; and (ii) there is no Monetary Default (hereinafter defined) continuing beyond any applicable notice and cure period nor any Event of Default (1) as of the date of the Extension Notice (hereinafter defined), nor (2) at the commencement of the Extension Term (hereinafter defined), Tenant shall have the option to extend the Initial Term for one (1) additional term of five (5) years (the “Extension Term”), commencing as of the expiration of the Initial Term. Tenant must exercise such option to extend, if at all, by giving Landlord written notice (the “Extension Notice”) no earlier than fifteen (15) months and no later than twelve (12) months prior to the expiration of the Initial Term, time being of the essence. Notwithstanding the foregoing, Landlord may nullify Tenant’s exercise of its option to extend the Term by written notice to Tenant (the “Nullification Notice”) if (A) on the date Landlord receives the Extension Notice, there is an event which, with the passage of time and/or the giving of notice, would constitute an Event of Default hereunder and (B) Tenant fails to cure such default within the applicable cure period set forth in Section 20.1 after receipt of the Nullification Notice. Upon the satisfaction of the Extension Conditions and the timely giving of the Extension Notice without a subsequent nullification by Landlord, the Term shall be deemed extended for the Extension Term upon all of the terms and conditions of this Lease, except that Base Rent during such Extension Term shall be calculated in accordance with this Section 1.2, Landlord shall have no obligation to construct or renovate the Premises (which shall be taken into consideration when determining FMV (hereinafter defined)) and Tenant shall have no further right to extend the Initial Term. If Tenant fails to give a timely Extension Notice, as aforesaid, Tenant shall have no further right to extend the Initial Term. Notwithstanding the fact that Tenant’s proper and timely exercise of such option to extend the Initial Term shall be self-executing, the parties shall promptly execute a lease amendment reflecting such Extension Term after Tenant validly exercises its option. The execution of such lease amendment shall not be deemed to waive any of the conditions to Tenant’s exercise of its rights under this Section 1.2.

(b)    The Base Rent during the Extension Term (the “Extension Term Base Rent”) shall be determined in accordance with the process described hereafter. Extension Term Base Rent shall be the greater of (i) the Base Rent for the last Rent Year of the Initial Term, increased by three percent (3%) on the first day of such Extension Term and annually thereafter, or (ii) the fair market rental value of the Premises then demised to Tenant as of the commencement of the Extension Term as determined in accordance with the process described below, for renewals of office space in the Kendall Square area of equivalent quality, size, utility and location, with the length of the Extension Term, the credit standing of Tenant, and all other relevant factors to be taken into account, with market rate increases (the “FMV”). Within thirty (30) days after receipt of the Extension Notice, Landlord shall deliver to Tenant written notice of its determination of the Extension Term Base Rent. Tenant shall, within thirty (30) days after receipt of such notice, notify Landlord in writing whether Tenant accepts or rejects Landlord’s determination of the Extension Term Base Rent (“Tenant’s Response Notice”). If Tenant fails timely to deliver Tenant’s Response Notice, Landlord’s determination of the Extension Term Base Rent shall be binding on Tenant.

(c)    If and only if Tenant’s Response Notice is timely delivered to Landlord and indicates both that Tenant rejects Landlord’s determination of the Extension Term Base Rent and desires to submit the matter to the determination process described in this Section 1.2(c) (the “Determination Process”), then the Extension Term Base Rent shall be determined in accordance with the procedure set forth in this Section 1.2(c). In such event, within ten (10) days after receipt by Landlord of Tenant’s Response Notice indicating Tenant’s desire to submit the determination of the Extension Term Base Rent to the Determination Process, Tenant and Landlord shall each notify the other, in writing, of their respective selections of an appraiser (respectively, “Landlord’s Appraiser” and “Tenant’s Appraiser”). If Landlord’s Appraiser and Tenant’s Appraiser are unable to agree within thirty (30) days on the Extension Term Base Rent, Landlord’s Appraiser and Tenant’s Appraiser shall then jointly select a third appraiser (the “Third Appraiser”) within ten (10) days after the end of such 30-day period. All of the appraisers selected shall be individuals with at least ten (10) consecutive years’ commercial appraisal experience in the area in which the Premises are located, shall be members of the Appraisal Institute (M.A.I.), and, in the case of the Third Appraiser, shall not have acted in any capacity for either Landlord or Tenant within five (5) years of his or her selection. The three appraisers shall determine the Extension Term Base Rent in accordance with the requirements and criteria set forth in Section 1.2(b) above, employing the method commonly known as Baseball Arbitration, whereby Landlord’s Appraiser and Tenant’s Appraiser each sets forth its determination of the Extension Term Base Rent as defined above, and the Third Appraiser must select one or the other (it being understood that the Third Appraiser shall be expressly prohibited from selecting a compromise figure). Landlord’s Appraiser and Tenant’s Appraiser shall deliver their determinations of the Extension Term Base Rent to the Third Appraiser within five (5) days of the appointment of the Third Appraiser and the Third Appraiser shall render his or her decision within ten (10) days after receipt of both of the other two determinations of the Extension Term Base Rent. The Third Appraiser’s decision shall be binding on both Landlord and Tenant. Each party shall bear the cost of its own appraiser, and the cost of the Third Appraiser shall be paid by the party whose determination is not selected.

(d)    Commencing on the first day of the second Rent Year of the Extension Term, Base Rent shall increase annually by market increases (as set forth in Landlord’s notice of its determination of Extension Term Base Rent, subject to the Determination Process), effective as of the first day of each Rent Year.

1.3    Notice of Lease. Neither party shall record this Lease, but, after the Term Commencement Date, each of the parties hereto agrees to join in the execution of a statutory notice of lease in substantially the form attached hereto as Exhibit 4, which notice of lease may be recorded by Tenant with the Middlesex South Registry of Deeds and/or filed with the Registry District of the Land Court, as appropriate (collectively, the “Registry”) at Tenant’s sole cost and expense. If a notice of lease was previously recorded with the Registry, upon the expiration or earlier termination of this Lease, Landlord shall deliver to Tenant a notice of termination of lease and Tenant shall promptly execute, acknowledge and deliver the same (together with any other instrument(s) that may be necessary in order to record and/or file the same with the Registry) to Landlord for Landlord’s execution and recordation with the Registry, which obligation shall survive the expiration or earlier termination of the Lease. If Tenant fails to deliver the executed notice of termination of lease within ten (10) days of receipt thereof, time being of the essence, Tenant hereby appoints Landlord as Tenant’s attorney-in-fact to execute the same, such appointment being coupled with an interest.

1.4    Appurtenant Rights.

(a)    Common Areas. Subject to the terms of this Lease and the Rules and Regulations (hereinafter defined), Tenant shall have, as appurtenant to the Premises, rights to use in common with others entitled thereto, the areas designated from time to time for the common use of Tenant and other tenants of the Property (such areas are hereinafter referred to as the “Common Areas”). The Common Areas include: (i) the common lobby(ies), hallways, elevators and stairways of the Building serving the Premises, (ii) the loading dock serving the Building (it being understood and agreed that the loading facilities serving the Building are shared and Tenant shall not have exclusive use of any portion thereof); (iii) common walkways necessary for access to the Building, (iv) if the Premises include less than the entire rentable area of any floor, the common restrooms and other common facilities of such floor; (v) bicycle storage areas, and (vi) other areas designated by Landlord from time to time for the common use of Tenant and other tenants of the Building; and no other appurtenant rights or easements.

(b)    Complex Areas. Subject to the terms of this Lease and reasonable rules and regulations promulgated with respect thereto (including rules regarding scheduling of access to the loading facilities serving the Building), Tenant shall have, as appurtenant to the Premises, rights to use in common with others entitled thereto, at no additional charge, the areas designated from time to time pursuant to the SOMA REA and/or any REA (as such terms are hereinafter defined) for the common use of tenants of the Property, including the Parking Areas, roadways, driveways and other areas serving and/or providing access to/from the Building’s loading dock(s), open space and indoor and outdoor bicycle storage with access to bicycle repair equipment (such areas are hereinafter referred to as the “Complex Areas”). As of the Execution Date, it is contemplated that the areas shown on the plan attached hereto as Exhibit 2B and made a part hereof, inter alia, shall be designated as Complex Areas.

(c)    Parking. During the Term, Landlord shall, subject to the terms hereof, make available to Tenant monthly parking passes for the shared subsurface parking garage serving the Building (the “Parking Areas”), based upon a ratio of 0.80 parking pass for each 1,000 rentable square feet of the Premises (i.e., six (6) parking passes based on the Premises initially containing 7,499 rentable square feet), for the parking of passenger vehicles in unreserved stalls in the Parking Areas by Tenant’s employees and the employees of any transferee pursuant to a Transfer permitted by Article 13 of this Lease (“Permitted Pass Holders”). Tenant shall receive one (1) parking pass, or other suitable device providing access to the Parking Areas, for each parking privilege paid for by Tenant. The number of parking passes provided to Tenant, as modified pursuant to this Lease or as otherwise permitted by Landlord, are hereinafter referred to as the “Parking Passes.” Tenant shall have no right to hypothecate or encumber the Parking Passes, and shall not sublet, assign, or otherwise transfer the Parking Passes except in connection with a Transfer permitted by Article 13 of this Lease. During the Term, Tenant shall pay Landlord (or at Landlord’s election, directly to the parking operator2) for all of the Parking Passes at the then-current prevailing rate, as such rate may vary from time to time. Landlord shall deliver (or cause to be delivered) written notice to Tenant of any change in the monthly parking charge. If, for any reason, Tenant shall fail to timely pay the charge for any of said Parking Passes, and if such default continues for ten (10) days after written notice thereof, Landlord shall have the right to revoke Tenant’s rights to the Parking Passes for which Tenant failed to pay the charge under this Section 1.4(c) and Landlord may allocate such Parking Passes for use by others free and clear of Tenant’s rights under this Section 1.4(c). Use of the Parking Areas and the Parking Passes will be subject to such reasonable rules and regulations as may be in effect from time to time (including Landlord’s right, without additional charge to Tenant above the prevailing rate for Parking Passes, to institute a valet or attendant-managed parking system). Tenant shall provide Landlord and/or the operator of the Parking Areas with such information as may be reasonably requested, including a monthly identification roster listing, for each Parking Pass, the name of the employee and the make, color and registration number of the vehicle to which it has been assigned. Except to the extent prohibited by Legal Requirements, neither Landlord nor the operator of the Parking Areas assumes any responsibility whatsoever for loss or damage due to casualty or theft or otherwise to any automobile or to any personal property therein, howsoever caused, and Tenant agrees to notify each Permitted Pass Holder of such limitation of liability. No bailment is intended or shall be created by the provision of, or use of, the parking privileges described herein. Reserved and handicap parking spaces must be honored. Notwithstanding anything to the contrary contained herein, in connection with the repair and/or maintenance of the Parking Areas, Landlord shall have the right to temporarily relocate the parking privileges from time to time to other property owned, leased or controlled by Landlord or its affiliates, so long as such other property is within 1,000 feet of the Land

[2]	E.g., in the event that Landlord has leased or subleased the parking garage/areas to a third party

(d)    Meeting Space. Subject to the terms of this Lease and reasonable rules and regulations (including rules and regulations pertaining to security and decorum), commencing on the Execution Date and continuing thereafter during the Term, Tenant shall have, as appurtenant to the Premises, the right to use in common with others entitled thereto, portions of the fourth (4th) floor of the Building designated by Landlord from time to time (“Meeting Space”) for meetings and events held and hosted by Tenant (“Events”); provided, however, prior to the Term Commencement Date, such use shall not in any event exceed three (3) hours per day, three (3) days per week. Promptly after the end of each Event, Tenant shall remove from the Meeting Space all decorations and other personal property used in connection with the Event (any personal property not removed therefrom shall be deemed abandoned). Subject to Section 14.5 of the Lease, Tenant shall, at Tenant’s sole cost and expense, be responsible for any damage to the Building or personal property within the Building caused as a result of any Event (including any injury, breakage and damage caused by the acts or negligent omissions of Tenant or any of its employees, agents, contractors or invitees) and shall restore the Meeting Space to its condition immediately prior to such damage. Events shall be conducted by Tenant (i) at Tenant’s sole cost and expense, (ii) in compliance with all legal and regulatory requirements applicable thereto, and (iii) lien-free. Tenant covenants and agrees to (A) not use the Meeting Space for any unlawful purpose or in any manner that will constitute waste, nuisance or unreasonable annoyance or unreasonably interfere with access to and from other areas on the fourth floor, (B) maintain order and decorum in and around all portions of the Meeting Space in association with such Events, and (C) not disturb occupants of the Building as a result of any Event. Without limiting the generality of the foregoing, in connection with any Event in which Tenant is serving or permitting the serving of alcoholic beverages, Tenant shall strictly comply with all applicable laws, rules, regulations, ordinances and other requirements of governmental authorities relating to the serving of alcoholic beverages, including refusing to serve alcoholic beverages to people below the legal drinking age. Without limiting any other provision of this Lease, to the fullest extent permitted by Legal Requirements, Tenant shall indemnify the Landlord Parties for any Claims arising from the use of the Meeting Space by any of the Tenant Parties, including Claims related to the provision of food and/or alcohol. Tenant shall cause each vendor and/or contractor engaged in connection with an Event to carry (1) commercial general liability insurance in the amount of One Million and 00/100 Dollars ($1,000,000.00) per occurrence and Two Million and 00/100 Dollars ($2,000,000.00) aggregate (and from time to time in such higher amounts as may be reasonably required by Landlord based on requirements of prudent owners of similar properties in Kendall Square), unless lesser limits are approved by Landlord in advance, on a primary and non-contributory basis, naming the Landlord Parties as additional insureds, (2) worker’s compensation insurance with statutory limits and (3) liquor liability coverage, if alcohol will be provided, in the amount of Five Million and 00/100 Dollars ($5,000,000.00) (and from time to time in such higher amounts as may be reasonably required by Landlord based on requirements of prudent owners of similar properties in Kendall Square), unless lesser limits are approved by Landlord in advance, on a primary and non-contributory basis, naming the Landlord Parties as additional insureds. Tenant shall provide Landlord with evidence reasonably acceptable to Landlord of such general liability, worker’s compensation and liquor liability insurance prior to each Event.

1.5    Tenant’s Access.

(a)    From and after the Term Commencement Date and until the end of the Term, Tenant shall have access to the Premises (and Permitted Pass Holders shall have access to the parking areas) twenty-four (24) hours a day, seven (7) days a week, subject to Legal Requirements, the Rules and Regulations, the terms of this Lease, Force Majeure (hereinafter defined) and matters of record.

(b)    Subject to Article 11 below, Tenant shall have the right to access the Premises, at Tenant’s sole risk, at times reasonably approved by Landlord during the 30-day period prior to the Term Commencement Date for purposes reasonably related to the installation of Tenant’s wiring and cabling and furniture (provided, however, in no event shall any audio-visual equipment be installed in the Premises prior to the Term Commencement Date), provided such access does not materially interfere with the preparation for or performance of Tenant’s Fitout (hereinafter defined). Tenant shall, prior to the first entry to the Premises pursuant to this Section 1.5(b), provide Landlord with certificates of insurance evidencing that the insurance required in Article 14 hereof is in full force and effect and covering any person or entity entering the Building. Tenant shall defend, indemnify and hold the Landlord Parties (hereinafter defined) harmless from and against any and all Claims (hereinafter defined) for injury to persons or property resulting from or relating to Tenant’s access to and use of the Premises prior to the Term Commencement Date as provided under this Section 1.5(b). Tenant shall coordinate any access to the Premises prior to the Term Commencement Date with Landlord’s property manager.

1.6    Exclusions. The following are expressly excluded from the Premises and reserved to Landlord: all the perimeter walls of the Premises (except the inner surfaces thereof), the Common Areas, and any space in or adjacent to the Premises used for shafts, stacks, pipes, conduits, wires and appurtenant fixtures, fan rooms, ducts, electric or other utilities, sinks or other Building facilities, and the use of all of the foregoing, except as expressly permitted pursuant to Section 1.4(a) above.

1.7    Measurement Certification. Upon substantial completion of Tenant’s Fitout, Landlord shall (a) cause its architect to measure the Premises according to the Measurement Standard; (b) provide reasonable documentation supporting the calculation of the rentable area of the Premises; and (c) deliver to Tenant a certification from Landlord’s architect as to the rentable square feet contained in the Premises and such certification shall be deemed conclusive unless disputed by Tenant within ten (10) days thereafter Following such measurement, the parties shall execute a lease amendment reflecting an appropriate adjustment to Base Rent, Tenant’s Share, Tenant’s Tax Share, Landlord’s Contribution and any other figures set forth herein which are based on the rentable area of the Premises. For purposes hereof, the “Measurement Standard” shall mean BOMA 2010 (ANSI Z65.1-2010) standard for measuring office space.

2.	RIGHTS RESERVED TO LANDLORD.

2.1    Additions and Alterations. Landlord reserves the right, at any time and from time to time, to make such changes, alterations, additions, improvements, repairs or replacements in or to the Property (including the Premises but, with respect to the Premises, only for purposes of repairs, maintenance, replacements and the exercise of any other rights expressly reserved to Landlord herein) and the fixtures and equipment therein, as well as in or to the street entrances and/or the Common Areas, as it may deem necessary or desirable (“Changes”), provided, however, that there be no material obstruction of permanent access to, or material interference with the use and enjoyment of, the Premises by Tenant. Subject to the foregoing, Landlord expressly reserves the right to temporarily close all, or any portion, of the Common Areas for the purpose of making repairs or changes thereto.

2.2    Additions to the Property. Landlord may at any time and from time to time (i) construct additional improvements and related site improvements (collectively, “Future Development”) in all or any part of the Property, (ii) change the location or arrangement of (A) any improvement outside the Building in or on the Property and/or (B) all or any part of the Common Areas, and/or (iii) add or deduct any land to or from the Property; provided that there shall be no material increase in Tenant’s obligations under this Lease in connection with the exercise of the foregoing reserved rights.

2.3    Landlord’s Access. Subject to the terms hereof, Tenant shall (a) upon at least 24 hours’ advance notice, which may be by email (except that no notice shall be required in emergency situations), permit Landlord, Fee Owner (hereinafter defined) and any holder of a Mortgage (hereinafter defined) (each such holder, a “Mortgagee”), and their respective agents, representatives, employees and contractors, to have reasonable access to the Premises at all reasonable hours for the purposes of inspection, making repairs, replacements or improvements in or to the Premises or the Building or equipment therein (including sanitary, electrical, heating, air conditioning or other systems), complying with the Development Documents (hereinafter defined) and all applicable laws, ordinances, rules, regulations, statutes (including ADA), by-laws, court decisions and orders and requirements of all public authorities including that certain Planning Board Special Permit issued by the City of Cambridge Planning Board on June 23, 2016 and recorded in the Registry in Book 68192, page 334, as amended by Amendment No. 1 (Minor) to special Permit issued by the City of Cambridge Planning Board on March 21, 2017 (as the same may be further amended, the “Special Permit”) (collectively, “Legal Requirements”), or exercising any right reserved to Landlord under this Lease (including the right to take upon or through, or to keep and store within, the Premises all necessary materials, tools and equipment); (b) permit Landlord and its agents and employees, at reasonable times, upon at least 24 hours’ advance notice, to show the Premises during normal business hours (i.e. Monday – Friday 8:00 A.M. – 6:00 P.M. and Saturday 9:00 A.M. – 1:00 P.M., excluding holidays) to any prospective Mortgagee, capital partner or purchaser of the Building and/or the Property or any portion thereof or of the interest of Landlord therein, and, during the last twelve (12) months of the Term, or at any time during the continuance of any Event of Default, prospective tenants; (c) upon reasonable prior written notice from Landlord, permit Landlord, Fee Owner and their respective agents and contractors, at Landlord’s sole cost and expense, to perform environmental audits, environmental site investigations and environmental site assessments (“Site Assessments”) in, on, under and at the Premises, it being understood that Landlord shall repair any damage arising as a result of the Site Assessments, and such Site Assessments may include both above and below the ground testing and such other tests as may be necessary or appropriate to conduct the Site Assessments; and (d) in case any excavation shall be made for building or improvements or for any other purpose upon the land adjacent to or near the Premises, afford without charge to Landlord, or the persons or entities causing or making such excavation, license to enter upon the Premises for the purpose of doing such work as Landlord or such persons or entities shall deem to be necessary to preserve the walls or structures of the Building from injury, and to protect the Building by proper securing of foundations. In addition, to the extent that it is necessary to enter the Premises in order to access any area that serves any portion of the Building outside the Premises, then Tenant shall, upon as much advance notice as is practical under the circumstances, and in any event at least twenty-four (24) hours’ prior written notice (except that no notice shall be required in emergency situations), permit contractors engaged by other occupants of the Building to pass through the Premises in order to access such areas but only if accompanied by a representative of Landlord. The parties agree and acknowledge that, despite reasonable and customary precautions (which Landlord agrees it shall exercise), any property or equipment in the Premises of a delicate, fragile or vulnerable nature may nevertheless be damaged in the course of performing Landlord’s obligations. Accordingly, Tenant shall take reasonable protective precautions with unusually fragile, vulnerable or sensitive property and equipment.

2.4    Pipes, Ducts and Conduits. Tenant shall permit Landlord to erect, use, maintain and relocate pipes, ducts and conduits in and through the Premises, provided the same are, to the extent reasonably practicable, located within interior walls, above the ceiling, or below the floor slab of the Premises and do not materially reduce the floor area or materially adversely affect the appearance thereof.

2.5    Minimize Interference. Except in the event of an emergency, Landlord shall use commercially reasonable efforts, consistent with accepted construction practice when applicable, to minimize any materially adverse interference with Tenant’s use and occupancy of (or permanent access to) the Premises as a result of the exercise of Landlord’s rights under Sections 2.1-2.4 above. Tenant agrees to cooperate with Landlord as reasonably necessary in connection with the exercise of Landlord’s rights under this Article 2. Subject to Landlord’s obligations under this Section 2.5, Tenant further agrees that dust, noise, vibration, temporary closures of Common Areas, or other inconvenience or annoyance resulting from the exercise of Landlord’s rights under this Article 2 shall not be deemed to be a breach of Landlord’s obligations under the Lease.

2.6    Name and Address of Building. Landlord reserves the right at any time and from time to time to change the name or address of the Building and/or the Property or any portion thereof, provided Landlord gives Tenant at least three (3) months’ prior written notice thereof.

2.7    Master Declaration; SOMA REA; REA; Condominium.

(a)    The Building is part of the mixed use development (the “Development”) in the City of Cambridge, which is being developed pursuant to the Special Permit and other applicable documents (collectively, as the same may each be amended from time to time, the “Development Documents”) which collectively govern the development, construction, use and operation of, and certain rights benefitting and restrictions burdening, the Building and the Development. The Development Documents include (i) the Special Permit, (ii) that certain Agreement of Covenants, Easements and Restrictions (Kendall Square Initiative) dated as of April 30, 2019 and recorded with the Registry in Book 72551, Page 270 (as the same may be amended, the “Master Declaration”); and (iii) that certain Declaration of Cross-Easements, Restrictions and Operating Agreement dated as of February 20, 2020 and recorded with the Registry in Book 74235, Page 1 (as the same may be amended, the “SOMA REA”). This Lease is subject and subordinate to the Development Documents.

(b)    Landlord and Tenant each hereby acknowledges and agrees that (i) Landlord shall have the right to enter into, and subject the Property to the terms and conditions of, one or more additional reciprocal easement agreements, declarations of covenants and/or cross-easement agreements with any one or more of the neighboring or nearby property owners (including any owner of any portion of the Property that may be divided from the whole) (each, a “REA”); (ii) this Lease shall be subject and subordinate to any REA, provided that such REA shall not materially impair Tenant’s use or occupancy of the Premises, and provided, further, that if any REA contains lien rights in favor of such neighboring or nearby property owners, such subordination shall be conditioned upon execution of a commercially reasonable subordination, non-disturbance and attornment agreement (“SNDA”); (iii) Landlord shall have the right to subdivide the Property so long as Tenant’s use or occupancy of the Premises is not materially impaired; (iv) Landlord shall have the right to subject the Land and the improvements located now or in the future located thereon to a commercial condominium regime (“Condominium”) on terms and conditions consistent with first-class office and retail buildings; (v) this Lease shall be subject and subordinate to the Master Deed and other documents evidencing the Condominium (collectively, the “Condo Documents”) provided that Tenant’s use or occupancy of the Premises is not materially impaired, and provided, further, that such subordination shall be conditioned upon execution of a SNDA; and (vi) Tenant shall execute such reasonable documents (which may be in recordable form) evidencing the foregoing within ten (10) business days after Landlord’s request. Tenant shall provide to Landlord, at no cost to Tenant, any other instrument(s) that may be necessary in order to record and/or file the same with the Registry.

2.8    Construction in Vicinity. Tenant acknowledges that (a) Landlord and/or its affiliates (“Neighboring Owners”) own several properties in the vicinity of the Building, (b) during the Term, the Neighboring Owners may undertake various construction projects, which may include the construction of new and/or additional buildings (each, a “Project,” and collectively, the “Projects”), and (c) customary construction impacts (taking into account the urban nature of the Property, the proximity of the Building to the Project site and other relevant factors) may result therefrom. Landlord shall use commercially reasonable efforts to minimize (and cause its affiliates to minimize) materially adverse construction impacts in accordance with the mitigation plan described below. Prior to commencing any Project, Landlord shall deliver to Tenant a construction mitigation plan that shall detail such commercially reasonable mitigation measures. Subject to Landlord’s compliance with this paragraph, and notwithstanding any other provision of this Lease, in no event shall Landlord be liable to Tenant for any compensation or reduction of rent or any other damages arising from the Projects and Tenant shall not have the right to terminate the Lease due to the construction of the Projects, nor shall the same give rise to a claim in Tenant’s favor that such construction constitutes actual or constructive, total or partial, eviction from the Premises. Notwithstanding any provision in this Lease to the contrary, in no event shall Tenant seek injunctive or any similar relief to stop, delay or modify any Project.

3.	CONDITION OF PREMISES; CONSTRUCTION.

3.1    Condition of Premises. On the Term Commencement Date, the Premises and the Common Areas shall be in compliance with Legal Requirements, and all base Building systems serving the Premises and the Common Areas shall be in good working condition. Subject to Landlord’s obligation to perform Tenant’s Fitout in accordance with the terms of the Work Letter attached hereto as Exhibit 5, Tenant acknowledges and agrees that Tenant is leasing the Premises in their “AS IS,” “WHERE IS” condition and with all faults on the Term Commencement Date, without representations or warranties, express or implied, in fact or by law, of any kind, and without recourse to Landlord (it being understood and agreed that the foregoing shall not derogate from Landlord’s obligations expressly set forth in Sections 10.2 and 15.1 hereof).

3.2    Tenant’s Fitout. Tenant’s Fitout shall be performed by Landlord in accordance with the Work Letter attached hereto as Exhibit 5.

4.	USE OF PREMISES

4.1    Permitted Uses. During the Term, Tenant shall use the Premises only for the Permitted Uses and for no other purposes. Service and utility areas (whether or not a part of the Premises) shall be used only for the particular purpose for which they are designed. All corridor doors, when not in use, shall be kept closed. Tenant shall keep the Premises equipped with appropriate safety appliances to the extent required by Legal Requirements or insurance requirements.

4.2    Prohibited Uses.

(a)    Notwithstanding any other provision of this Lease, Tenant shall not use the Premises or the Building, or any part thereof, or suffer or permit the use and/or occupancy of the Premises or the Building or any part thereof by Tenant and/or Tenant’s agents, servants, employees, consultants, contractors, subcontractors, licensees and/or subtenants (collectively with Tenant, the “Tenant Parties”) (i) in a manner which would violate any of the covenants, agreements, terms, provisions and conditions of this Lease or otherwise applicable to or binding upon the Premises; (ii) for any unlawful purposes or in any unlawful manner; (iii) in a manner which, in the reasonable judgment of Landlord (taking into account the use of the Building as a combination institutional, office and retail building and the Permitted Uses) shall (a) impair the appearance or reputation of the Building; (b) impair, interfere with or otherwise diminish the quality of any of the Building services or the proper and economic heating, cleaning, ventilating, air conditioning or other servicing of the Building or Premises, or the use of any of the Common Areas; (c) occasion discomfort, inconvenience or annoyance in any material respect (and Tenant shall not install or use any electrical or other equipment of any kind which, in the reasonable judgment of Landlord, will cause any such material impairment, interference, discomfort, inconvenience, annoyance or injury), or cause any injury or damage to any occupants of the Premises or other tenants or occupants of the Building or their property; or (d) cause harmful air emissions or any unusual or other objectionable odors, noises or emissions to emanate from the Premises; (iv) in a manner which is inconsistent with the operation and/or maintenance of the Building as a first-class combination institutional, office and retail facility; (v) for any fermentation processes whatsoever; (vi) in a manner which shall increase such insurance rates on the Building or on property located therein over that applicable when Tenant first took occupancy of the Premises hereunder (provided that use of the Premises for the Permitted Uses generally shall not be deemed to result in any such increase); or (vii) for any use listed in Exhibit 6 attached hereto and made a part hereof.

(b)    With respect to the use and occupancy of the Premises and the Common Areas, Tenant will not: (i) place or maintain any garbage, trash, rubbish or other refuse (collectively, “Trash”), signage (except as may be permitted by Article 12 below) or other articles in any vestibule or entry of the Premises, on the footwalks or corridors adjacent thereto or elsewhere on the exterior of the Premises, nor obstruct any driveway, corridor, footwalk, parking area, mall or any other Common Areas; (ii) permit undue accumulations of or burn Trash within or without the Premises; (iii) permit the parking of vehicles so as to interfere with the use of any driveway, corridor, footwalk, parking area, or other Common Areas; (iv) receive or ship articles of any kind outside of those areas reasonably designated by Landlord; (v) conduct or permit to be conducted any auction, going out of business sale, bankruptcy sale (unless directed by court order), or other similar type sale in or connected with the Premises; (vi) use the name of Landlord, Fee Owner, or any of Landlord’s affiliates or subsidiaries in any publicity, promotion, trailer, press release, advertising, printed, or display materials without Landlord’s prior written consent (which may be withheld in Landlord’s sole discretion); (vii) permit or keep any animals other than trained certified service animals in the Building; or (viii) except in connection with Tenant’s Fitout and/or Alterations (hereinafter defined) approved by Landlord, cause or permit any hole to be drilled or made in any part of the Building.

5.	RENT; ADDITIONAL RENT

5.1    Base Rent. During the Term, Tenant shall pay to Landlord Base Rent in equal monthly installments, in advance and without demand on the first day of each month for and with respect to such month (except that, if the Rent Commencement Date is any day other than the first day of a calendar month, Base Rent due for the period between the Rent Commencement Date and the last day of the calendar month in which the Rent Commencement Date occurs shall be due on the Rent Commencement Date). Unless otherwise expressly provided herein, the payment of Base Rent and additional rent and other charges reserved and covenanted to be paid under this Lease with respect to the Premises (collectively, “Rent”) shall commence on the Rent Commencement Date, and shall be prorated for any partial months. Rent shall be payable to Landlord or, if Landlord shall so direct in writing, to Landlord’s agent or nominee, in lawful money of the United States which shall be legal tender for payment of all debts and dues, public and private, at the time of payment. Simultaneously with its execution hereof, Tenant has paid to Landlord Base Rent for the first full month after the Rent Commencement Date. Subject to the immediately preceding sentence, in no event shall Tenant pay any installment of Base Rent more than one (1) month in advance.

5.2    Operating Costs.

(a)    “Operating Costs” shall mean all costs incurred and expenditures of whatever nature made by Landlord in the operation, management, repair, replacement, maintenance and insurance (including environmental liability insurance and property insurance on Landlord-supplied leasehold improvements for tenants, but not property insurance on tenants’ equipment) of the Property or allocated to the Property, including: all costs of labor (wages, salaries, fringe benefits, etc.) up to and including the group or portfolio manager, however denominated; any costs for utilities supplied to exterior areas and the Common Areas; any costs for repair and replacements, cleaning and maintenance of exterior areas and the Common Areas, related equipment, facilities and appurtenances and HVAC equipment; costs of consultants and/or experts engaged to evaluate cost-savings measures for the Building (such as, but not limited to, tax and energy conservation consultants); costs relating to open space serving the Kendall Square complex; costs incurred pursuant to the Master Declaration, the SOMA REA, any REA and/or Condo Documents (including costs related to the operation, management, repair, replacement, maintenance, and insurance of the Complex Areas and real estate taxes assessed with respect to the Complex Areas); any operating costs charged pursuant to the Master Lease (hereinafter defined); costs incurred in connection with the PTDM; costs of security services; a commercially reasonable management fee paid to Landlord’s property manager (in an amount not to exceed three percent (3%) of the Property’s gross annual income); the costs, including a commercially reasonable rental factor, of Landlord’s management office for the Property (which management office may be located outside the Property and which may serve other properties in addition to the Property (in which event the costs thereof shall be equitably allocated among the properties served by such office)); and the cost of operating any amenities in the Property available to all tenants of the Property and any subsidy provided by Landlord to all tenants for or with respect to any such amenity. For costs and expenditures made by Landlord in connection with the operation, management, repair, replacement, maintenance and insurance of the Property as a whole, Landlord shall make a reasonable allocation thereof between the retail and non-retail portions of the Property. Operating Costs shall not include Excluded Costs (hereinafter defined). Landlord shall have the right but not the obligation, from time to time, to equitably allocate some or all of the Operating Costs among different tenants of the Building (for example, and without limiting the generality of the foregoing, based in whole or in part on shared or similar use of particular systems or equipment).

(b)    “Excluded Costs” shall be defined as (i) any mortgage charges (including interest, principal, points and fees); (ii) brokerage commissions; (iii) salaries of executives and owners not directly employed in the management/operation of the Property or above the level of portfolio manager; (iv) the cost of work done by Landlord for a particular tenant; (v) the cost of items which, by generally accepted accounting principles, would be capitalized on the books of Landlord or are otherwise not properly chargeable against income, except to the extent such capital item is (A) required by any Legal Requirements enacted or first enforced after the Execution Date, (B) reasonably projected to reduce Operating Costs, or (C) reasonably expected to improve the management and/or operation of the Building; (vi) any contributions made to any tenant of the Property for, or costs incurred by Landlord in connection with, the initial build-out or subsequent improvement of leasable space in the Building, including Tenant’s Fitout; (vii) franchise or income taxes imposed on Landlord; (viii) costs paid directly by individual tenants to suppliers, including tenant electricity, telephone and other utility costs; (ix) increases in premiums for insurance when such increase is caused by the use of the Property by Landlord or any other tenant of the Property; (x) maintenance and repair of capital items not a part of the Property; (xi) depreciation of the Property; (xii) costs relating to maintaining Landlord’s existence as a corporation, partnership or other entity; (xiii) advertising and other fees and costs incurred in procuring tenants; (xiv) the cost of any items for which Landlord is actually reimbursed by insurance, condemnation awards, refund, rebate or otherwise (including any costs reimbursed to Landlord by tenants of the Building, other than pursuant to operating cost provisions analogous to this Section 5.2), and any expenses for repairs or maintenance to the extent covered by warranties, guaranties and service contracts; (xv) costs incurred in connection with any disputes between Landlord and its employees, between Landlord and Building management, or between Landlord and other tenants or occupants; (xvi) the costs of the initial development and construction of the Building (including mitigation payments and impact fees associated therewith, if any (including traffic mitigation expenses or payments pursuant to the approvals for the project)), provided, however, that the foregoing shall not exclude from Operating Costs the reasonable costs incurred in connection with the PTDM; (xvii) costs resulting from violations by Landlord of Legal Requirements; (xviii) cost of electricity furnished to other leasable areas within the Building; (xix) the cost of testing, remediation or removal, transportation or storage of Hazardous Materials (hereinafter defined) in the Building or on the Property required by Environmental Laws (hereinafter defined), provided, however, with respect to the testing, remediation, removal, transportation or storage of (A) any material or substance that is part of the Building on the Commencement Date and which, as of the Commencement Date, is not considered, as a matter of law, to be a Hazardous Material, but which is subsequently determined to be a Hazardous Material as a matter of law and must be remediated or removed, and (B) any material or substance located in the Building after the Commencement Date and which, when placed in the Building was not considered as a matter of law to be a Hazardous Material but which is subsequently determined to be a Hazardous Material as a matter of law, then the costs thereof may be included in Operating Costs; (xx) overhead and profit increment paid to the Landlord or to subsidiaries or affiliates of the Landlord for services in the Building to the extent the same exceeds the costs of such services rendered by qualified, first-class, unaffiliated third-parties on a competitive basis in the Kendall Square area; (xxi) costs incurred in the operation, repair and maintenance of the Parking Areas; and (xxii) expenses related solely and exclusively to the operation of any retail space in the Building.

(c)    Payment of Operating Costs. Commencing on the Rent Commencement Date, and thereafter throughout the Term, Tenant shall pay to Landlord, as additional rent, Tenant’s Share of Operating Costs. Landlord may make a good faith estimate of Tenant’s Share of Operating Costs for any fiscal year or part thereof during the Term, and Tenant shall pay to Landlord, on the Rent Commencement Date and on the first (1st) day of each calendar month thereafter, an amount equal to Tenant’s Share of Operating Costs for such fiscal year and/or part thereof divided by the number of months therein. Landlord may estimate and re-estimate Tenant’s Share of Operating Costs and deliver a copy of the estimate or re-estimate to Tenant. Thereafter, the monthly installments of Tenant’s Share of Operating Costs shall be appropriately adjusted in accordance with the estimations so that, by the end of the fiscal year in question, Tenant shall have paid all of Tenant’s Share of Operating Costs as estimated by Landlord. Any amounts paid based on such an estimate shall be subject to adjustment as herein provided when actual Operating Costs are available for each fiscal year.

(d)    Annual Reconciliation. Landlord shall, within one hundred twenty (120) days after the end of each fiscal year, deliver to Tenant a reasonably detailed statement of the actual amount of Operating Costs for such fiscal year (“Year End Statement”). Failure of Landlord to provide the Year End Statement within the time prescribed shall not relieve Tenant from its obligations hereunder. If the total of such monthly remittances on account of any fiscal year is greater than Tenant’s Share of Operating Costs actually incurred for such fiscal year, then provided there is no Event of Default nor any event which, with the passage of time and/or the giving of notice would constitute an Event of Default, Tenant may credit the difference against the next installment of additional rent on account of Operating Costs due hereunder, except that if such difference is determined after the end of the Term, Landlord shall refund such difference to Tenant within thirty (30) days after such determination to the extent that such difference exceeds any amounts then due from Tenant to Landlord (it being understood and agreed that if Tenant cures any default prior to the expiration of the notice and/or cure periods set forth in Section 20.1 below, Tenant shall then be entitled to take such credit). If the total of such remittances is less than Tenant’s Share of Operating Costs actually incurred for such fiscal year, Tenant shall pay the difference to Landlord, as additional rent hereunder, within ten (10) days of Tenant’s receipt of an invoice therefor. Landlord’s estimate of Operating Costs for the next fiscal year shall be based upon the Operating Costs actually incurred for the prior fiscal year as reflected in the Year-End Statement plus a reasonable adjustment based upon estimated increases in Operating Costs.

(e)    Part Years. If the Rent Commencement Date or the Expiration Date occurs in the middle of a fiscal year, Tenant shall be liable for only that portion of the Operating Costs with respect to such fiscal year within the Term.

(f)    Gross-Up. If, during any fiscal year, less than 95% of the Building is occupied by tenants or if Landlord was not supplying at least 95% of tenants with the services being supplied to Tenant hereunder, actual Operating Costs incurred shall be reasonably extrapolated by Landlord on an item-by-item basis to the reasonable Operating Costs that would have been incurred if the Building was 95% occupied and such services were being supplied to 95% of tenants, and such extrapolated Operating Costs shall, for all purposes hereof, be deemed to be the Operating Costs for such fiscal year. This “gross up” treatment shall be applied only with respect to variable Operating Costs arising from services provided to Common Areas or to space in the Building being occupied by tenants (which services are not provided to vacant space or may be provided only to some tenants) in order to allocate equitably such variable Operating Costs to the tenants receiving the benefits thereof.

5.3    Taxes.

(a)    “Taxes” shall mean the real estate taxes and other taxes, levies and assessments imposed upon the Building and the tax lot(s) on which the Building is located (the “Tax Lot”) and any other buildings located on the Tax Lot (collectively, the “Tax Property”), and upon any personal property of Landlord used in the operation thereof, or on Landlord’s interest therein or such personal property or reasonably allocated thereto; charges, fees and assessments for transit, housing, police, fire or other services or purported benefits to the Tax Property (including any community preservation assessments and/or business improvement district assessments); service or user payments in lieu of taxes; and any and all other taxes, levies, betterments, assessments and charges arising from the ownership, leasing, operation, use or occupancy of the Tax Property or based upon rentals derived therefrom, which are or shall be imposed by federal, state, county, municipal or other governmental authorities. To the extent Taxes are assessed against the Tax Property as a whole, such amounts shall be allocated among the buildings located on the Tax Lot and shall be based on the assessor’s records or, if the records do not provide a separate allocation, based on square footage of the buildings in question unless Landlord reasonably determines that such allocation should be made on another basis. Furthermore, if different tax rates apply to spaces in the buildings located on the Tax Lot, Taxes will be allocated based on the applicable tax rate (e.g., if retail space is taxed at a different rate than office space, then Taxes subject to such different rate shall be allocated accordingly). If any such Tax is levied or assessed directly against Tenant, then Tenant shall be responsible for and shall pay the same at such times and in such manner as the taxing authority shall require. From and after substantial completion of any occupiable improvements constructed as part of a Future Development, if such improvements are not separately assessed, Landlord shall reasonably allocate Taxes between the Building and such improvements and the land area associated with the same. Taxes shall not include any inheritance, estate, succession, gift, franchise, rental, income or profit tax, capital stock tax, capital levy or excise, or any income taxes arising out of or related to the ownership and operation of the Tax Property, provided, however, that any of the same and any other tax, excise, fee, levy, charge or assessment, however described, that may in the future be levied or assessed as a substitute for or in addition to, in whole or in part, any tax, levy or assessment which would otherwise constitute Taxes, whether or not now customary or in the contemplation of the parties on the Execution Date of this Lease, shall constitute Taxes, but only to the extent calculated as if the Tax Property were the only real estate owned by Landlord. “Taxes” shall also include reasonable expenses (including legal and consultant fees) of tax abatement or other proceedings contesting assessments or levies. Tenant shall pay, prior to delinquency, any and all Taxes levied or assessed against any personal property or trade fixtures placed by Tenant in the Premises, whether levied or assessed against Landlord or Tenant. If any Taxes on Tenant’s personal property or trade fixtures are levied against Landlord or Landlord’s property, or if the assessed valuation of the Tax Property is increased by a value attributable to improvements in or alterations to the Premises made by Tenant (and expressly excluding the base Building), whether owned by Landlord or Tenant and whether or not affixed to the real property so as to become a part thereof, Landlord shall have the right, but not the obligation, to pay such Taxes. The amount of any such payment by Landlord shall constitute additional rent due from Tenant to Landlord within thirty (30) days of invoice therefor.

(b)    “Tax Period” shall be any fiscal/tax period in respect of which Taxes are due and payable to the appropriate governmental taxing authority (i.e., as mandated by the governmental taxing authority), any portion of which period occurs during the Term of this Lease.

(c)    Payment of Taxes. Commencing on the Rent Commencement Date, and thereafter throughout the Term, Tenant shall pay to Landlord, as additional rent, Tenant’s Tax Share of Taxes. Landlord may make a good faith estimate of the Taxes to be due by Tenant for any Tax Period or part thereof during the Term, and Tenant shall pay to Landlord, on the Rent Commencement Date and on the first (1st) day of each calendar month thereafter, an amount equal to Tenant’s Tax Share of Taxes for such Tax Period or part thereof divided by the number of months therein. Landlord may estimate and re-estimate Tenant’s Tax Share of Taxes and deliver a copy of the estimate or re-estimate to Tenant. Thereafter, the monthly installments of Tenant’s Tax Share of Taxes shall be appropriately adjusted in accordance with the estimations so that, by the end of the Tax Period in question, Tenant shall have paid all of Tenant’s Tax Share of Taxes as estimated by Landlord. Any amounts paid based on such an estimate shall be subject to adjustment as herein provided when actual Taxes are available for each Tax Period. If the total of such monthly remittances is greater than Tenant’s Tax Share of Taxes actually due for such Tax Period, then, provided no Event of Default has occurred nor any event which, with the passage of time and/or the giving of notice would constitute an Event of Default, Tenant may credit the difference against the next installment of additional rent on account of Taxes due hereunder, except that if such difference is determined after the end of the Term, Landlord shall refund such difference to Tenant within thirty (30) days after such determination to the extent that such difference exceeds any amounts then due from Tenant to Landlord (it being understood and agreed that if Tenant cures any default prior to the expiration of the notice and/or cure periods set forth in Section 20.1 below, Tenant shall then be entitled to take such credit). If the total of such remittances is less than Tenant’s Tax Share of Taxes actually due for such Tax Period, Tenant shall pay the difference to Landlord, as additional rent hereunder, within thirty (30) days of Tenant’s receipt of an invoice therefor. Landlord’s estimate for the next Tax Period shall be based upon actual Taxes for the prior Tax Period plus a reasonable adjustment based upon estimated increases in Taxes. In the event that Payments in Lieu of Taxes (“PILOT”), instead of or in addition to Taxes, are separately assessed to certain portions of the Tax Property including the Premises, Tenant agrees, except as otherwise expressly provided herein to the contrary, to pay to Landlord, as additional rent, the portion of such PILOT attributable to the Premises in the same manner as provided above for the payment of Taxes.

(d)    Effect of Abatements. Appropriate credit against Taxes or PILOT shall be given for any refund obtained by reason of a reduction in any Taxes by the assessors or the administrative, judicial or other governmental agency responsible therefor after deduction of Landlord’s expenditures for reasonable legal fees and for other reasonable expenses incurred in obtaining the Tax or PILOT refund.

(e)    Part Years. If the Rent Commencement Date or the Expiration Date occurs in the middle of a Tax Period, Tenant shall be liable for only that portion of the Taxes, as the case may be, with respect to such Tax Period within the Term.

5.4    Late Payments.

(a)    Any payment of Rent due hereunder not paid when due shall bear interest for each month or fraction thereof from the due date until paid in full at the annual rate of ten percent (10%), or at any applicable lesser maximum legally permissible rate for debts of this nature (the “Default Rate”), provided that Landlord agrees to waive such interest assessment once per calendar year so long as Tenant cures such late payment within five (5) days following notice thereof from Landlord. Acceptance of interest or any partial payment shall not constitute a waiver of Tenant’s default with respect to the overdue amount or prevent Landlord from exercising any of the other rights and remedies available to Landlord under this Lease or at law or in equity now or hereafter in effect.

(b)    For each Tenant payment check to Landlord that is returned by a bank for any reason, Tenant shall pay a returned check charge equal to the amount as shall be customarily charged by Landlord’s bank at the time.

(c)    Money paid by Tenant to Landlord shall be applied to Tenant’s account in the following order: first, to any unpaid additional rent, including late charges, returned check charges, legal fees and/or court costs chargeable to Tenant hereunder; and then to unpaid Base Rent.

5.5    No Offset; Independent Covenants; Waiver. Rent shall be paid without notice or demand, and without setoff, counterclaim, defense, abatement, suspension, deferment, reduction or deduction, except as expressly provided herein. TENANT WAIVES ALL RIGHTS AT COMMON LAW, IN EQUITY OR OTHERWISE (I) TO ANY ABATEMENT, SUSPENSION, DEFERMENT, REDUCTION OR DEDUCTION OF OR FROM RENT, AND (II) EXCEPT AS EXPRESSLY PROVIDED IN SECTION 15.2 BELOW, TO QUIT, TERMINATE OR SURRENDER THIS LEASE OR THE PREMISES OR ANY PART THEREOF. TENANT HEREBY ACKNOWLEDGES AND AGREES THAT THE OBLIGATIONS OF TENANT UNDER THIS LEASE SHALL BE SEPARATE AND INDEPENDENT COVENANTS AND AGREEMENTS, THAT RENT SHALL CONTINUE TO BE PAYABLE IN ALL EVENTS, WHETHER FORESEEN OR UNFORESEEN, AND THAT THE OBLIGATIONS OF TENANT HEREUNDER SHALL CONTINUE UNAFFECTED, UNLESS THE REQUIREMENT TO PAY OR PERFORM THE SAME SHALL HAVE BEEN TERMINATED PURSUANT TO AN EXPRESS PROVISION OF THIS LEASE. LANDLORD AND TENANT EACH ACKNOWLEDGES AND AGREES THAT THE INDEPENDENT NATURE OF THE OBLIGATIONS OF TENANT HEREUNDER REPRESENTS FAIR, REASONABLE, AND ACCEPTED COMMERCIAL PRACTICE WITH RESPECT TO THE TYPE OF PROPERTY SUBJECT TO THIS LEASE, AND THAT THIS AGREEMENT IS THE PRODUCT OF FREE AND INFORMED NEGOTIATION DURING WHICH BOTH LANDLORD AND TENANT WERE REPRESENTED BY COUNSEL SKILLED IN NEGOTIATING AND DRAFTING COMMERCIAL LEASES IN MASSACHUSETTS, AND THAT THE ACKNOWLEDGEMENTS AND AGREEMENTS CONTAINED HEREIN ARE MADE WITH FULL KNOWLEDGE OF THE HOLDING IN WESSON V. LEONE ENTERPRISES, INC., 437 MASS. 708 (2002). SUCH ACKNOWLEDGEMENTS, AGREEMENTS AND WAIVERS BY TENANT ARE A MATERIAL INDUCEMENT TO LANDLORD ENTERING INTO THIS LEASE.

5.6    Survival. Any obligations under this Article 5 which shall not have been paid at the expiration or earlier termination of the Term shall survive such expiration or earlier termination and shall be paid when and as the amount of same shall be determined and be due.

6.	INTENTIONALLY OMITTED.

7.	LETTER OF CREDIT.

7.1    Amount.

(a)    Contemporaneously with the execution of this Lease, Tenant shall deliver to Landlord an irrevocable, transferable letter of credit which shall (i) be in the amount specified in the Lease Summary Sheet and otherwise in the form attached hereto as Exhibit 7; (ii) issued by a FDIC insured financial institution (A) reasonably acceptable to Landlord upon which presentment may be made in Boston, Massachusetts (if Landlord so requires at the time of its approval thereof ), and (B) which satisfies the Minimum Rating Agency Threshold and the Minimum Capital Threshold (as such terms are hereinafter defined); and (iii) be for a term of one (1) year, subject to extension in accordance with the terms hereof (the “Letter of Credit”). The Letter of Credit shall be held by Landlord, without liability for interest, as security for the faithful performance by Tenant of all of the terms, covenants and conditions of this Lease by the Tenant to be kept and performed during the Term. In no event shall the Letter of Credit be deemed to be a prepayment of Rent nor shall it be considered a measure of liquidated damages. Unless the Letter of Credit is automatically renewing, at least thirty (30) days prior to the maturity date of the Letter of Credit (or any replacement Letter of Credit), Tenant shall deliver to Landlord a replacement Letter of Credit which shall have a maturity date no earlier than the next anniversary of the Term Commencement Date or one (1) year from its date of delivery to Landlord, whichever is later. Tenant shall reasonably cooperate with Landlord as reasonably requested by Landlord in connection with any transfer of the Letter of Credit to Landlord’s successor-in-interest hereunder.

(b)    If no Event of Default has occurred and no event has occurred which, with the passage of time and/or the giving of notice, would constitute an Event of Default and further provided that there is no material adverse change in Tenant’s tangible net worth (as defined in Section 13.4 below) as verified by Landlord based upon a certificate from Tenant’s chief financial officer and audited financials, then the face amount of the Letter of Credit may be reduced by Tenant to (i) $252,384.33 on or after the second (2nd) anniversary of the Rent Commencement Date, and (ii) $126,192.17 on or after the fourth (4th) anniversary of the Rent Commencement Date; it being understood and agreed that if Tenant cures any default prior to the expiration of the notice and/or cure periods set forth in Section 20.1 below, or Tenant thereafter demonstrates that there is no longer a material adverse change in Tenant’s tangible net worth, Tenant shall then be entitled to obtain a Letter of Credit in the reduced face amount in accordance with this Section 7.1(b). Landlord shall, at no cost to Landlord, cooperate with Tenant and the issuer of the Letter of Credit in connection with the amendment of the Letter of Credit to effectuate such reduction. Tenant hereby certifies that Tenant’s tangible net worth as of the Execution Date is at least Seventy-Five Million Dollars ($75,000,000).

7.2    Application of Proceeds of Letter of Credit. Upon an Event of Default, or if any proceeding shall be instituted by or against Tenant pursuant to any of the provisions of any Act of Congress or State law relating to bankruptcy, reorganizations, arrangements, compositions or other relief from creditors (and, in the case of any proceeding instituted against it, if Tenant shall fail to have such proceedings dismissed within sixty (60) days) or if Tenant is adjudged bankrupt or insolvent as a result of any such proceeding, or upon the end of the Term if there remains any uncured default of which Tenant shall have received notice, Landlord at its sole option may draw down all or a part of the Letter of Credit. The balance of any Letter of Credit cash proceeds shall be held in accordance with Section 7.5 below. Should the entire Letter of Credit, or any portion thereof, be drawn down by Landlord, Tenant shall, upon the written demand of Landlord, deliver a replacement Letter of Credit in the amount drawn, and Tenant’s failure to do so within ten (10) days after receipt of such written demand shall constitute an additional Event of Default hereunder. The application of all or any part of the cash proceeds of the Letter of Credit to any obligation or default of Tenant under this Lease shall not deprive Landlord of any other rights or remedies Landlord may have nor shall such application by Landlord constitute a waiver by Landlord.

7.3    Intentionally Omitted.

7.4    Credit of Issuer of Letter of Credit. The “Minimum Rating Agency Threshold” shall mean that the issuing bank has outstanding unsecured, uninsured and unguaranteed senior long-term indebtedness that is then rated (without regard to qualification of such rating by symbols such as “+” or “-” or numerical notation) “Baa” or better by Moody’s Investors Service, Inc. and/or “BBB” or better by Standard & Poor’s Rating Services, or a comparable rating by a comparable national rating agency designated by Landlord in its discretion. The “Minimum Capital Threshold” shall mean that the issuing bank has combined capital, surplus and undivided profits of not less than $10,000,000,000. If the issuer of the Letter of Credit fails to satisfy either or both of the Minimum Rating Agency Threshold or the Minimum Capital Threshold, Tenant shall be required to deliver a substitute letter of credit from another issuer reasonably satisfactory to the Landlord and that satisfies both the Minimum Rating Agency Threshold and the Minimum Capital Threshold not later than ten (10) business days after Landlord notifies Tenant of such failure.

7.5    Security Deposit. Landlord shall hold the balance of proceeds remaining after a draw on the Letter of Credit (the “Security Deposit”) as security for Tenant’s performance of all its Lease obligations. After an Event of Default, or upon the end of the Term if there remains any uncured default of which Tenant shall have received notice, Landlord may apply the Security Deposit, or any part thereof, to Landlord’s damages without prejudice to any other Landlord remedy. Should Landlord apply all or any portion of the Security Deposit in accordance with the terms of this Lease, Tenant shall, upon the written demand of Landlord, deliver cash in the amount applied, and Tenant’s failure to do so within twenty (20) days after receipt of such written demand shall constitute an additional Event of Default hereunder without further notice or opportunity to cure. Tenant shall have the right to deliver a replacement Letter of Credit in the form and amount required hereunder, and upon receipt of such replacement Letter of Credit, Landlord shall return the Security Deposit to Tenant. Landlord has no obligation to pay interest on the Security Deposit and may co-mingle the Security Deposit with Landlord’s funds. If Landlord conveys its interest under this Lease, the Security Deposit, or any part not applied previously, may be turned over to the grantee in which case Tenant shall look solely to the grantee for the proper application and return of the Security Deposit.

7.6    Return of Security Deposit or Letter of Credit. Should Tenant comply with all of such terms, covenants and conditions and promptly pay all sums payable by Tenant to Landlord hereunder, the Security Deposit and/or Letter of Credit or the remaining proceeds therefrom, as applicable, shall be returned to Tenant within sixty (60) days after the end of the Term, less any portion thereof which may have been utilized by Landlord to cure any default or applied to any actual damage suffered by Landlord.

8.	INTENTIONALLY OMITTED.

9.	UTILITIES, HVAC; WASTE REMOVAL

9.1    Electricity. Commencing on the Rent Commencement Date, Tenant shall pay all charges for electricity furnished to the Premises and/or any equipment exclusively serving the Premises as additional rent, based on Landlord’s reasonable estimates and/or any applicable metering equipment. At Tenant’s request, Landlord shall provide Tenant with reasonable back-up documentation regarding the total charges and the method of allocating the charges to Tenant. Prior to the Execution Date, Landlord has furnished and installed check metering equipment to measure electricity furnished to the Premises and any equipment exclusively serving the same (the costs of which shall be included in Tenant’s Fitout). Tenant shall, at Tenant’s sole cost and expense, maintain and keep in good order, condition and repair such check metering equipment.

9.2    Water. Landlord shall install a separate water meter for the Building and shall allocate the water meter charges, together with any sewer charges based on said meter readings, among the tenants of the Building based upon either estimated water usage, rentable square footage and/or other commercially reasonable method(s). Landlord shall provide Tenant with reasonable back-up documentation regarding the total charges and the method of allocating the charges to Tenant. Commencing on the Rent Commencement Date, Tenant shall pay to Landlord, as additional rent hereunder, its allocated share of water charges within thirty (30) days of demand therefor from time to time. If Landlord reasonably determines that Tenant’s use of water and sewer services is not consistent with the usage patterns of other tenants, Landlord shall have the right, at Tenant’s sole cost and expense, to furnish and install in a location approved by Landlord in or near the Premises submetering equipment to measure Tenant’s consumption of water in the Premises. Tenant shall, at Tenant’s sole cost and expense, maintain and keep in good order, condition and repair any such submetering equipment.

9.3    Condenser Water. Subject to Landlord’s reasonable rules and regulations governing the same, Tenant shall have access to the Building condenser water loop for the benefit of Tenant’s air conditioning equipment, subject to usage charges.

9.4    Heat, Ventilating and Air Conditioning. Landlord shall furnish to the Premises Monday – Friday 8:00 AM to 6:00 PM (and upon Tenant’s request at least one (1) business day in advance, on Saturdays from 8:00 AM to 1:00 PM), excluding holidays, so as to reasonably maintain comfortable temperatures therein (a) heat during the normal heating season, and (b) air conditioning during the normal cooling season. All costs incurred by Landlord to provide HVAC service to the Premises shall be included in Operating Costs. Such costs shall include the cost of all utility services used in the operation of the HVAC system(s) providing HVAC service to the Premises and all costs incurred by Landlord in the operation, maintenance, and repair of such system(s). Whenever the air conditioning systems are in operation, Tenant agrees to use reasonable efforts to lower and close the blinds or drapes when necessary because of the sun’s position, and to cooperate fully with Landlord with regard to, and to abide by all the reasonable regulations and requirements which Landlord may prescribe for the proper functioning and protection of the air conditioning systems. Landlord shall use reasonable efforts, upon no less than one (1) business day’s advance written notice from Tenant, to furnish, at Tenant’s sole cost and expense, additional heat or air conditioning services to the Premises on days and at times other than as above provided at Landlord’s standard rates from time to time. It is expressly understood and agreed that Tenant shall be solely responsible for cooling any data center, server rooms and any other similar areas located in the Premises beyond the standard level of cooling provided.

9.5    Other Utilities; Utility Information. Subject to Landlord’s reasonable rules and regulations governing the same, Tenant shall obtain and pay, as and when due, for all other utilities and services consumed in and/or furnished to the Premises, together with all taxes, penalties, surcharges and maintenance charges pertaining thereto. Within ten (10) business days after Landlord’s request from time to time, Tenant shall provide Landlord with reasonably detailed information regarding Tenant’s utility usage in the Premises.

9.6    Interruption or Curtailment of Utilities.

(a)    When necessary by reason of accident or emergency, or for repairs, alterations, replacements or improvements which in the reasonable judgment of Landlord are desirable or necessary to be made, Landlord reserves the right, upon no less than twenty-four (24) hours’ notice except in the event of an emergency, to interrupt, curtail, or stop (i) the furnishing of heat, air conditioning, ventilation and/or hot and/or cold water, and (ii) the operation of the life safety, plumbing and/or electric systems. Landlord shall exercise reasonable diligence to eliminate the cause of any such interruption, curtailment, stoppage or suspension, but, subject to Section 9.6(b) below, there shall be no diminution or abatement of Rent or other compensation due from Landlord to Tenant hereunder, nor shall this Lease be affected or any of Tenant’s obligations hereunder reduced, and Landlord shall have no responsibility or liability for any such interruption, curtailment, stoppage, or suspension of services or systems.

(b)    Notwithstanding anything to the contrary in this Lease contained, if the Premises are rendered untenantable, in whole or in part, as a direct result of the failure of Landlord to provide (or cause to be provided) any service which Landlord is required to provide hereunder, such that, for the duration of the Landlord Service Interruption Cure Period (hereinafter defined), the continued operation in the ordinary course of Tenant’s business in any portion of the Premises is materially and adversely affected, and if Tenant ceases to use the affected portion of the Premises (the “Affected Portion”) as the direct result of such lack of service, then, provided that Tenant ceases to use the Affected Portion during the entirety of the Landlord Service Interruption Cure Period and that Landlord’s inability to cure such condition is not caused by the fault or neglect of any of the Tenant Parties, Base Rent shall thereafter be abated with respect to the Affected Portion until the day such condition is completely corrected. For purposes hereof, the “Landlord Service Interruption Cure Period” shall be defined as ten (10) consecutive business days after Landlord’s receipt of written notice from Tenant of the condition causing untenantability in the Affected Portion. The remedy set forth in this Section 9.6(b) shall be Tenant’s sole and exclusive remedy on account of an interruption of services. The provisions of this Section 9.6(b) shall not apply in the event of Casualty or Taking (which shall be governed by Article 15 below) or in the event of untenantability caused by causes beyond Landlord’s control or if Landlord is unable to cure such condition as the result of causes beyond Landlord’s control.

9.7    Telecommunications. Notwithstanding anything to the contrary herein or in this Lease contained, Landlord has no obligation to allow any particular telecommunications service provider to have access to the Building or to Premises other than AT&T, Comcast and Verizon (collectively, the “Approved Providers”). If Landlord determines there is available space and elects to permit such access, Landlord may condition such access upon (a) the execution of Landlord’s standard telecommunications agreement (which shall include a provision requiring the payment of fair market rent for any space in the Property dedicated, licensed and/or leased to such provider), and (b) the payment to Landlord by Tenant or the service provider of any costs incurred by Landlord in facilitating such access. Subject to the preceding sentence, Landlord’s consent to providing access to the Building to any service provider other than the Approved Providers shall not be unreasonably withheld, conditioned or delayed provided such access does not require any street opening permits or approvals (unless otherwise agreed to by the City of Cambridge) or would unreasonably interfere with the use of the Common Areas. Tenant acknowledges and agrees that Tenant shall not install or utilize (or permit any Tenant Party to install or utilize) at the Premises or anywhere on the Property any “covered telecommunications equipment or services” within the meaning of Section 889(a)(1)(B) of the National Defense Authorization Act.

9.8    Trash Removal; Recycling Removal; Composting Removal. Throughout the Term, Tenant shall, at its sole cost and expense: keep any Trash, recycling materials and composting materials in separate vermin-proof containers within the interior of the Premises until removed. Subject to reimbursement pursuant to Section 5.2, Landlord shall furnish services for the removal of Trash and recycling materials from the Premises and may provide a service for the removal of composting materials from the Premises. If any Legal Requirements or the trash removal company requires that any substances in the Premises be disposed of separately from ordinary trash, Tenant shall make arrangements at Tenant’s expense for such disposal directly with a qualified and licensed disposal company at a lawful disposal site.

9.9    Landlord’s Services. Subject to reimbursement pursuant to and in accordance with Section 5.2 above, and subject further to Landlord’s Force Majeure, Landlord shall provide the services described in Exhibit 8 attached hereto and made a part hereof (“Landlord’s Services”).

10.	MAINTENANCE AND REPAIRS.

10.1    Maintenance and Repairs by Tenant. Tenant shall keep all non-structural portions of the Premises (including all electronic, phone and data cabling and related equipment installed for the exclusive benefit of Tenant (other than building service equipment), fixtures, lighting, electrical equipment and wiring, non-structural walls, interior windows, floor coverings, doors and door frames and plate glass (provided that Landlord shall have the right to repair plate glass at Tenant’s cost)) neat and clean and free of insects, rodents, vermin and other pests and, subject to Section 9.8 above, Trash, and in good repair, order and condition, reasonable wear and tear, loss by Taking and damage by insured Casualty excepted. Tenant shall be solely responsible, at Tenant’s sole cost and expense, for the proper maintenance and repair of all Building systems, sanitary, electrical, heating, air conditioning, plumbing, security or other systems and of all equipment and appliances to the extent installed and/or operated by Tenant and/or exclusively serving the Premises (provided that Landlord shall have the right to repair the same at Tenant’s cost). Tenant agrees to provide regular maintenance by contract with a reputable qualified service contractor for the heating and air conditioning, electrical, plumbing and life-safety equipment exclusively servicing the Premises. Such maintenance contract and contractor shall be subject to Landlord’s reasonable approval. Tenant, at Landlord’s request, shall at reasonable intervals provide Landlord with copies of such contracts and maintenance and repair records and/or reports.

10.2    Maintenance and Repairs by Landlord. Except as otherwise provided in Article 15, and subject to Tenant’s obligations in Section 10.1 above, Landlord shall maintain, repair, and as necessary, replace the roof, Building structure (including the foundation, structural floor slabs and columns) and Building core (including the restroom facilities), exterior windows and exterior frames, and except to the extent exclusively serving the Premises (or any other leasable space in the Building), the base building systems and equipment (including sanitary, electrical, heating, air conditioning, plumbing, life safety, and security systems) in reasonable repair, order and condition and in compliance with Legal Requirements. In addition, Landlord shall operate and maintain the Common Areas in compliance with Legal Requirements and otherwise in substantially the same manner as comparable combination institutional, office and retail facilities in the Kendall Square area. All costs incurred by Landlord under this Section 10.2 shall be included in Operating Costs as provided in Section 5.2.

10.3    Accidents to Sanitary and Other Systems. Tenant shall give to Landlord prompt notice of any fire or accident in the Premises or in the Building and of any damage to, or defective condition in, any part or appurtenance of the Building including the sanitary, electrical, ventilation, heating and air conditioning or other systems located in, or passing through, the Premises. Except as otherwise provided in Article 15, and subject to Tenant’s obligations in Section 10.1 above, such damage or defective condition shall be remedied by Landlord with reasonable diligence, but, subject to Section 14.5 below, if such damage or defective condition was caused by any of the Tenant Parties, the cost to remedy the same shall be paid by Tenant.

10.4    Floor Load—Heavy Equipment. Tenant shall not place a load upon any floor of the Premises exceeding the floor load per square foot of area which such floor was designed to carry and which is allowed by Legal Requirements. Landlord reserves the right to reasonably approve the weight and position of all safes, heavy machinery, heavy equipment, freight, bulky matter or fixtures (collectively, “Heavy Equipment”), which shall be placed so as to distribute the weight. Heavy Equipment shall be placed and maintained by Tenant at Tenant’s expense in settings sufficient in Landlord’s reasonable judgment to absorb and prevent vibration, noise and annoyance (Landlord hereby agreeing that its approval of the plans for Tenant’s Fitout shall be deemed to indicate that Landlord is satisfied with respect to the position and settings of Heavy Equipment installed as part of Tenant’s Fitout). Tenant shall not move any Heavy Equipment into or out of the Building without giving Landlord prior written notice thereof and observing all of Landlord’s Rules and Regulations with respect to the same. If such Heavy Equipment requires special handling, Tenant agrees to employ only persons holding a Master Rigger’s License to do said work, and that all work in connection therewith shall comply with Legal Requirements. Any such moving shall be at the sole risk and hazard of Tenant and Tenant will defend, indemnify and save Landlord, Fee Owner and their respective agents (including its property manager), contractors and employees (collectively with Landlord, the “Landlord Parties”) harmless from and against any and all claims, damages, judgments, losses, penalties, costs, expenses and fees (including reasonable legal fees) (collectively, “Claims”) resulting directly or indirectly from such moving. Proper placement of all Heavy Equipment in the Premises shall be Tenant’s responsibility.

11.	ALTERATIONS AND IMPROVEMENTS BY TENANT.

11.1    Landlord’s Consent Required.

(a)    Tenant shall not make any alterations, decorations, installations, removals, additions or improvements (collectively, “Alterations”) in or to the Premises without Landlord’s prior written approval (including the contractor(s) and a time schedule therefor). Landlord reserves the right to require that Tenant use Landlord’s preferred vendor(s) for any Alterations that involve roof penetrations, alarm tie-ins, sprinklers, fire alarm and other life safety equipment. Tenant shall not make any amendments or additions to plans and specifications approved by Landlord without Landlord’s prior written consent. Tenant shall be responsible for all elements of the design of Tenant’s plans (including compliance with Legal Requirements, functionality of design, the structural integrity of the design, the configuration of the Premises and the placement of Tenant’s furniture, appliances and equipment), and Landlord’s approval of Tenant’s plans shall in no event relieve Tenant of the responsibility for such design. In seeking Landlord’s approval, Tenant shall provide Landlord, at least fourteen (14) business days in advance of any proposed construction, with the items listed in Exhibit 9 attached hereto and made a part hereof, written plans and specifications, bid proposals, certified stamped engineering drawings and calculations by Tenant’s engineer of record or architect of record (including connections to the Building’s structural system, modifications to the Building’s envelope, non-structural penetrations in slabs or walls, and modifications or tie-ins to life safety systems), code compliance certifications, work contracts, requests for laydown areas and such other information concerning the nature and cost of the Alterations as Landlord may reasonably request. Landlord shall have no liability or responsibility for any claim, injury or damage alleged to have been caused by the particular materials (whether building standard or non-building standard), appliances or equipment selected by Tenant in connection with any work performed by or on behalf of Tenant.

(b)    Landlord’s approval of non-structural Alterations shall not be unreasonably withheld, conditioned or delayed.

(c)    Notwithstanding the foregoing, (i) Landlord may withhold its consent in its sole discretion (A) to any Alteration to or affecting the roof and/or building systems, (B) with respect to matters of aesthetics relating to Alterations to or affecting the exterior of the Building, (C) to any Alteration affecting the Building structure, (D) to any Alteration changing the rentable square footage of the Premises, and/or (E) with respect to any density of use of the Premises in a manner inconsistent with the design of the base building (“Restricted Alterations”); and (ii) Landlord’s consent shall not be required (but the applicable Exhibit 9 items shall be provided if reasonably required by Landlord) with respect to any Alterations that are purely decorative in nature nor with respect to non-structural Alterations that are not Restricted Alterations and which cost less than $50,000 in any one instance (and $100,000 in the aggregate per calendar year, prorated for any partial calendar year) so long as any such Alterations are consistent with the quality and character of the Building, are in compliance with Legal Requirements and do not (i) affect, and do not require access to, any part of the Building outside the Premises; nor (ii) trigger any Legal Requirement to perform work outside the Premises (each, a “Permitted Alteration”), provided Tenant shall provide Landlord with reasonably detailed written notice thereof.

(d)    Except as otherwise expressly set forth herein, all Alterations shall be done at Tenant’s sole cost and expense and at such times and in such manner as Landlord may from time to time reasonably designate.

(e)    If Tenant shall make any Alterations, then Landlord may elect to require Tenant at the expiration or sooner termination of the Term to restore the Premises to substantially the same condition as existed immediately prior to the Alterations, provided, however, in no event shall Tenant be required to remove any Alterations which are considered standard office improvements (as compared to “specialty” Alterations, in the nature of internal stairways, raised floors, personal baths and showers, vaults, rolling file systems, etc.). If requested by Tenant, Landlord shall make such election at the time Landlord approves such Alteration (or in the case of Permitted Alterations, within thirty (30) days after receipt of request for Landlord to make such election, together with reasonably detailed notice regarding the Permitted Alterations in question). If Landlord does not so elect, then any such Alteration shall become part of the Premises upon installation, and shall be surrendered with the Premises at the end of the Term.

(f)    Within sixty (60) days after completion of any Alterations, Tenant shall provide Landlord with (i) reproducible record drawings (in CAD format) of all Alterations, (ii) final cost affidavits (in form reasonably approved by Landlord), and (iii) final unconditional lien waivers from all contractors, vendors, service providers and consultants engaged in connection with such Alterations.

11.2    Supervised Work. Landlord and Tenant recognize that to the extent Landlord permits Tenant to perform any Alterations outside the Premises and/or affecting the Building systems, or if required by Legal Requirements, Landlord may need to make arrangements to have supervisory personnel on site. Accordingly, Landlord and Tenant agree as follows: Tenant shall give Landlord at least two (2) business days’ prior written notice of any proposed Alterations outside the Premises and/or affecting the Building systems (the “Supervised Work”). Tenant shall reimburse Landlord, within thirty (30) days after demand therefor, for the reasonable cost of Landlord’s supervisory personnel overseeing the Supervised Work.

11.3    Harmonious Relations. Tenant agrees that it will not, either directly or indirectly, use any contractors and/or materials if their use will create any difficulty, whether in the nature of a labor dispute or otherwise, with other contractors and/or labor engaged by Tenant or Landlord or others in the construction, maintenance and/or operation of the Property or any part thereof. In the event of any such difficulty, upon Landlord’s request, Tenant shall cause all contractors, mechanics or laborers causing such difficulty to leave the Property immediately.

11.4    Liens. No Alterations shall be undertaken by Tenant until Tenant has made provision for written waiver of liens from all contractors for such Alteration and taken other appropriate protective measures approved and/or required by Landlord. If the cost of any Alteration exceeds $75,000, then Tenant shall either: (a) demonstrate to Landlord, to Landlord’s reasonable satisfaction, that Tenant is able to pay for the cost of such Alteration, or (b) procure appropriate surety payment and performance bonds naming Landlord as an additional obligee and file lien bond(s) (in jurisdictions where available) on behalf of such contractors. Any mechanic’s lien filed against the Premises or the Building for work claimed to have been done for, or materials claimed to have been furnished to, Tenant or any other Tenant Party shall be discharged by Tenant within ten (10) days thereafter, at Tenant’s expense by filing the bond required by law or otherwise.

11.5    General Requirements. Unless Landlord and Tenant otherwise agree in writing, Tenant shall (a) obtain Landlord’s written approval of any and all building permit applications relating to Alterations (including Permitted Alterations) to the Premises prior to submission thereof; (b) procure or cause others to procure on its behalf all necessary permits before undertaking any Alterations in the Premises (and provide copies thereof to Landlord); (c) perform all of such Alterations in a good and workmanlike manner, employing materials of good quality and in compliance with Landlord’s construction rules and regulations, all insurance requirements of this Lease, and Legal Requirements; and (d) defend, indemnify and hold the Landlord Parties harmless from and against any and all Claims occasioned by or growing out of such Alterations. Tenant shall cause contractors employed by Tenant to (i) carry the insurance specified in Exhibit 9A, and (ii) submit certificates evidencing such coverage to Landlord prior to the commencement of any such Alterations. In addition, if construction during normal business hours unreasonably disturbs other tenants of the Property, in Landlord’s sole discretion, Landlord may require Tenant to stop the performance of Alterations during normal business hours and to perform the same after hours. If Landlord reasonably determines that, in connection with Alterations by Tenant, (A) any base Building system (including the fire alarm system) should be or is required to be shut down, and/or (B) base Building system cleaning or other maintenance or repair is required (including the changing of base Building system filters pre- or post-construction), Tenant shall reimburse Landlord for the reasonable out-of-pocket costs incurred by Landlord in connection therewith.

12.	SIGNAGE

12.1    Restrictions. Tenant shall have the right to install Building standard signage identifying Tenant’s business at the entrance to the Premises, which signage shall be (a) at Tenant’s sole cost and expense, and (b) subject to Landlord’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Except for interior signage at the entrance to the Premises as permitted in the preceding sentence, Tenant shall not place or suffer to be placed or maintained on the exterior of the Premises, or any part of the interior visible from the exterior thereof, any sign, banner, advertising matter or any other thing of any kind (including any hand-lettered advertising), and shall not place or maintain any decoration, letter or advertising matter on the glass of any window or door of the Premises without first obtaining Landlord’s written approval. No signs or blinds (other than building standard blinds) may be put on or in any window or elsewhere if visible from the exterior of the Building. Landlord shall provide Tenant with building standard blinds for each window within the Premises as part of Tenant’s Fitout. Tenant may not remove the building standard blinds without Landlord’s prior written consent. Tenant may hang its own drapes, provided that they shall not in any way interfere with any building standard drapery or blinds provided by Landlord or be visible from the exterior of the Building, and that such drapes are so hung and installed that, when drawn, the building standard drapery or blinds are automatically also drawn.

12.2    Building Directory. Landlord shall list Tenant within the directory in the Building lobby at Landlord’s sole cost and expense. Subject to reasonable limits on the number of lines on the directory Landlord can provide and all such additional signage in the lobby directory, Landlord shall, at Tenant’s sole cost and expense, add the names of any approved subtenants or licensees occupying any portion of the Premises.

13.	ASSIGNMENT, MORTGAGING AND SUBLETTING.

13.1    General; Transfer Defined. Tenant shall not, without Landlord’s prior written consent, which consent may be withheld in Landlord’s sole discretion, mortgage or otherwise encumber this Lease or the Premises in whole or in part. Except as expressly otherwise set forth in Section 13.4 below, Tenant shall not, without Landlord’s prior written consent (which shall be granted or withheld in accordance with Section 13.3 below), assign, sublet, license or transfer this Lease or the Premises in whole or in part whether by changes in the ownership or control of Tenant, or any direct or indirect owner of Tenant, whether at one time or at intervals, by sale or transfer of stock, partnership or beneficial interests, operation of law or otherwise, or permit the occupancy of all or any portion of the Premises by any person or entity other than Tenant’s employees (each of the foregoing, a “Transfer”). Tenant shall deliver to Landlord one executed copy of any and all written instruments evidencing or relating to the Transfer. Any purported Transfer made without Landlord’s consent, if required hereunder, shall be void and confer no rights upon any third person, provided that if there is a Transfer, Landlord may collect rent from the transferee without waiving the prohibition against Transfers, accepting the transferee, or releasing Tenant from full performance under this Lease. In the event of any Transfer in violation of this Article 13, Landlord shall have the right to terminate this Lease upon thirty (30) days’ written notice to Tenant given within sixty (60) days after receipt of written notice from Tenant to Landlord of any Transfer, or within one (1) year after Landlord first learns of the Transfer if no notice is given. In no event shall any transfer of shares in Tenant over a nationally recognized stock exchange be deemed to be a Transfer.

13.2    Landlord’s Recapture Right.

(a)    Subject to Section 13.4 below, Tenant shall, prior to offering or advertising the Premises or any portion thereof for a Transfer or accepting an offer for a Transfer, give a written notice (the “Recapture Notice”) to Landlord which: (i) states that Tenant desires to make a Transfer, (ii) identifies the affected portion of the Premises (the “Recapture Premises”), (iii) identifies the period of time (the “Recapture Period”) during which Tenant proposes to sublet the Recapture Premises, or indicates that Tenant proposes to assign its interest in this Lease, and (iv) offers to Landlord to terminate this Lease with respect to the Recapture Premises (in the case of a proposed assignment of Tenant’s interest in this Lease or a subletting for the remainder of the term of this Lease) or to suspend the Term for the Recapture Period (i.e. the Term with respect to the Recapture Premises shall be terminated during the Recapture Period and Tenant’s rental obligations shall be proportionately reduced). Landlord shall have fifteen (15) business days within which to respond to the Recapture Notice.

(b)    If Tenant does not enter into a Transfer on the terms and conditions contained in the Recapture Notice on or before the date which is one hundred eighty (180) days after the earlier of: (x) the expiration of the 15-business day period specified in Section 13.2(a) above, or (y) the date that Landlord notifies Tenant that Landlord will not accept Tenant’s offer contained in the Recapture Notice, time being of the essence, then prior to entering into any Transfer after such 180-day period, Tenant must deliver to Landlord a new Recapture Notice in accordance with Section 13.2(a) above.

(c)    Notwithstanding anything to the contrary contained herein, if Landlord notifies Tenant that it accepts the offer contained in any Recapture Notice, Tenant shall have the right, for a period of five (5) business days following receipt of such notice from Landlord, to notify Landlord in writing that it wishes to withdraw such offer, in which event Tenant shall not enter into the Transfer in question and this Lease shall continue in full force and effect.

13.3    Request for Consent. In the event Tenant desires to effect a Transfer, then, at least thirty (30) but not more than one hundred twenty (120) days prior to the date when Tenant desires the Transfer to be effective (the “Transfer Date”), Tenant shall provide written notice to Landlord (the “Transfer Notice”) containing the following all in such detail as Landlord shall reasonably require: information (including references) concerning the character of the proposed Transferee; the Transfer Date; the most recent unconsolidated financial statements of Tenant and of the proposed Transferee satisfying the requirements of Section 25.15 below (“Required Financials”); evidence reasonably satisfactory to Landlord that the value of Landlord’s interest under this Lease shall not be diminished or reduced by the proposed Transfer (such evidence shall include evidence respecting the relevant business experience and financial responsibility and status of the proposed Transferee); any ownership or commercial relationship between Tenant and the proposed Transferee; and the consideration and all other material terms and conditions of the proposed Transfer. So long as Tenant shall have complied with Section 13.2 above, and subject to Landlord’s rights set forth in Section 13.2, Landlord agrees that, subject to the provisions of this Article 13, Landlord shall not unreasonably withhold, condition or delay its consent to a Transfer on the same terms contained in the Recapture Notice. It shall be reasonable for Landlord to withhold its consent to a Transfer, inter alia, (a) if the proposed party to whom the Transfer is being made (the “Transferee”) will not use the Premises for the Permitted Uses; (b) if, in Landlord’s reasonable opinion, the Transferee (i) does not have a tangible net worth and other financial indicators sufficient to meet the Transferee’s obligations under the Transfer instrument in question (taking into account, in the case of a sublease, the continued liability of Tenant notwithstanding such Transfer); (ii) does not have a business reputation compatible with the operation of a first-class combination retail and office building or the tenant mix Landlord desires for the Building; (c) intends to use the space subject to the Transfer for a use that violates any exclusive or restrictive use provisions then in effect with respect to space in the Property; and/or (d) if Tenant or the Transferee does not or cannot deliver any information required by this Section 13.3, including the Required Financials. Landlord shall use reasonable efforts to respond to any Transfer Notice delivered by Tenant within thirty (30) days after Landlord’s receipt thereof.

13.4    Permitted Transfers.

(a)    Affiliates and Successors. Notwithstanding the foregoing provisions of this Article 13, but subject to Section 13.7 below, Tenant shall have the right, without giving Landlord a Recapture Notice and without obtaining Landlord’s consent, but with at least thirty (30) days’ prior written notice to Landlord (unless Tenant is contractually prohibited from giving such notice to Landlord, in which event such notice shall be provided within ten (10) days after the effective date of such Transfer), which notice shall include evidence reasonably satisfactory to Landlord that the Transfer qualifies as a Transfer permitted by this Section 13.4, to (i) make a Transfer to an Affiliate so long as such entity remains in such relationship to Tenant, and (ii) assign the Lease to a Successor, provided that prior to or simultaneously with any assignment pursuant to this Section 13.4, such Affiliate or Successor, as the case may be, and Tenant execute and deliver to Landlord an assignment and assumption agreement in form and substance reasonably acceptable to Landlord whereby such Affiliate or Successor, as the case may be, shall agree to be independently bound by and upon all the covenants, agreements, terms, provisions and conditions set forth in the Lease on the part of Tenant to be performed, and whereby such Affiliate or Successor, as the case may be, shall expressly agree that the provisions of this Article 13 shall, notwithstanding such Transfer, continue to be binding upon it with respect to all future Transfers. For the purposes hereof, an “Affiliate” shall be defined as any entity (A) that has the financial wherewithal to meet its obligations under the Transfer instrument in question, and (B) which is controlled by, is under common control with, or which controls Tenant. As used herein, “control” means direct or, either together with others acting as a group or otherwise, indirect ownership or possession of the right or power, by vote of stockholders or directors, or by contract, agreement or other arrangements, or otherwise, to direct, determine, prevent or otherwise dictate managerial, operational or other actions or activities of any such person, firm or corporation. For the purposes hereof, a “Successor” shall mean any entity into or with which Tenant is merged or with which Tenant is consolidated or which acquires all or substantially all of Tenant’s stock or assets, provided that the surviving entity shall have a tangible net worth (i.e., the excess of total assets, less intangible assets, over total liabilities, as evidenced by either (1) publicly available annual report(s) or SEC or other public filings, or (2) audited financial statements prepared in accordance with GAAP and delivered to Landlord) at least equal to Tenant’s tangible net worth immediately prior to the Transfer.

(b)    Tenant’s Consultants. Notwithstanding any provision to the contrary in this Lease, occupancy of less than ten percent (10%) of the Premises by third-party consultants (including auditors) engaged by Tenant shall not be a Transfer for the purposes of this Article 13 and shall be permitted without the necessity of obtaining Landlord’s consent thereto (and Tenant shall not be obligated to give Landlord a Recapture Notice with respect thereto), but Tenant shall provide Landlord with prior written notice thereof (which notice shall include the number of square feet in occupancy by such entities and such other information reasonably required for financing, insurance and other risk management purposes).

(c)    Notwithstanding the provisions of this Section 13.4, no transaction or series of transactions which are effected solely for the purpose of qualifying as a transaction which does not require Landlord’s consent (i.e. and thereby avoiding the operation of the provisions of this Article 13) shall be permitted pursuant to this Section 13.4.

13.5    Listing Confers no Rights. The listing of any name other than that of Tenant, whether on the doors of the Premises or on the Building directory, or otherwise, shall not operate to vest in any such other person, firm or corporation any right or interest in this Lease or in the Premises or be deemed to effect or evidence any consent of Landlord, it being expressly understood that any such listing is a privilege extended by Landlord revocable at will by written notice to Tenant.

13.6    Profits In Connection with Transfers. Tenant shall, within thirty (30) days of receipt thereof, pay to Landlord fifty percent (50%) of any rent, sum or other consideration to be paid or given in connection with any Transfer, either initially or over time (after deducting the following (all of which shall be amortized over the term of the Transfer in question): reasonable actual out-of-pocket legal and brokerage expenses incurred by Tenant, reasonable actual out-of-pocket costs of improvements paid for by Tenant in connection with such Transfer, and tenant improvement allowances paid by Tenant), in excess of Rent hereunder as if such amount were originally called for by the terms of this Lease as additional rent.

13.7    Prohibited Transfers. Notwithstanding any contrary provision of this Lease, Tenant shall have no right to make a Transfer unless on both (i) the date on which Tenant notifies Landlord of its intention to enter into a Transfer and (ii) the date on which such Transfer is to take effect, there is no Monetary Default nor any Event of Default by Tenant under this Lease. Notwithstanding anything to the contrary contained herein, Tenant agrees that in no event shall Tenant make a Transfer (a) to any government agency; (b) to any tenant, subtenant or occupant of other space in the Property (unless Landlord does not have comparable space available for lease in the Building); (c) to any entity with whom Landlord shall have negotiated for space in the Property in the six (6) months immediately preceding such proposed Transfer (unless Landlord does not have comparable space available for lease in the Building); or (d) if any part of the rent payable under such Transfer instrument shall be based in whole or in part on the net income or profits of any Transferee in accordance with Code section 512(b)(3)(B)(ii), any successor provision thereto or any guidance promulgated thereunder.

13.8    Restrictions on Subleases. In addition to the other requirements set forth in this Lease and notwithstanding any other provision of this Lease, subleases or licenses of less than all of the Premises shall only be permitted under the following terms and conditions: (a) the layout of both the subleased premises and the remainder of the Premises must comply with Legal Requirements and be approved by Landlord, including all requirements concerning access and egress and any modifications necessary to have the Premises function as a multi-tenant space rather than as a single tenant space; (b) each subleased premises shall be separately physically demised from the remainder of the Premises, and Tenant shall pay all costs thereof; and (c) there shall be no more than one (1) sublease in effect in the Premises at any given time.

13.9    No Release. No Transfer shall relieve Tenant of its primary obligation as Tenant hereunder, and Tenant shall remain fully and primarily liable under this Lease. No Transfer shall reduce or increase Landlord’s obligations under this Lease.

13.10    Investment Policies. Notwithstanding anything to the contrary contained herein, Tenant may not enter into any Transfer with any person or entity if the identity of such person or entity is inconsistent with the written investment policies of Landlord and/or Landlord’s parent (as the same may change from time to time) as provided to Tenant by Landlord prior to Landlord’s receipt of Tenant’s notice of such proposed Transfer, and any such Transfer shall be void ab initio. The provisions of this Section 13.10 shall apply to all Transferees, including Affiliates and Successors. Notwithstanding the foregoing, the provisions of this Section 13.10 shall be of no further force and effect if Landlord and/or Fee Owner are no longer affiliates of Massachusetts Institute of Technology.

14.	INSURANCE; INDEMNIFICATION; EXCULPATION

14.1    Tenant’s Insurance. Tenant shall procure, pay for and keep in force throughout the Term (and for so long thereafter as Tenant remains in occupancy of the Premises) commercial general liability insurance and such other insurance specified on Exhibit 10 attached hereto

14.2    Indemnification. Except to the extent caused by the gross negligence or willful misconduct of Landlord or any of the other Landlord Parties, to the fullest extent permitted by Legal Requirements, Tenant shall defend, indemnify and save the Landlord Parties harmless from and against any and all Claims asserted by or on behalf of any person, firm, corporation or public authority arising from (a) Tenant’s breach of any covenant or obligation under this Lease; (b) any injury to or death of any person, or loss of or damage to property, sustained or occurring in, upon, at or about the Premises; (c) any injury to or death of any person, or loss of or damage to property (i) arising out of the use or occupancy of the Premises by any of the Tenant Parties and/or (ii) caused by or arising from the negligence or willful misconduct of any of the Tenant Parties; and (d) on account of or based upon any work or thing whatsoever done (other than by Landlord or any of the Landlord Parties) at the Premises during the Term and during the period of time, if any, prior to the Term Commencement Date that any of the Tenant Parties may have been given access to the Premises, and for so long thereafter as Tenant remains in occupancy of the Premises. Tenant shall require its subtenants and any other occupants of the Premises to provide similar indemnities in favor of the Landlord Parties in a form acceptable to Landlord.

14.3    Property of Tenant. Tenant covenants and agrees that, to the maximum extent permitted by Legal Requirements, all of Tenant’s Property at the Premises shall be at the sole risk and hazard of Tenant, and that if the whole or any part thereof shall be damaged, destroyed, stolen or removed from any cause or reason whatsoever, no part of said damage or loss shall be charged to, or borne by, Landlord, except, subject to Section 14.5 hereof, to the extent such damage or loss is due to the negligence or willful misconduct of any of the Landlord Parties.

14.4    Limitation of Landlord’s Liability for Damage or Injury. Landlord shall not be liable for any injury or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, air contaminants or emissions, electricity, electrical or electronic emanations or disturbance, water, rain or snow or leaks from any part of the Building or from the pipes, appliances, equipment or plumbing works or from the roof, street or sub-surface or from any other place or caused by dampness, vandalism, malicious mischief or by any other cause of whatever nature, except to the extent caused by or due to the negligence or willful misconduct of any of the Landlord Parties, and then, where notice and an opportunity to cure are appropriate (i.e., where Tenant has an opportunity to know or should have known of such condition sufficiently in advance of the occurrence of any such injury or damage resulting therefrom as would have enabled Landlord to prevent such damage or loss had Tenant notified Landlord of such condition) only after (i) notice to Landlord of the condition claimed to constitute negligence or willful misconduct, and (ii) the expiration of a reasonable time after such notice has been received by Landlord without Landlord having commenced to take all reasonable and practicable means to cure or correct such condition; and pending such cure or correction by Landlord, Tenant shall take all reasonably prudent temporary measures and safeguards to prevent any injury, loss or damage to persons or property. Notwithstanding the foregoing, in no event shall any of the Landlord Parties be liable for any loss which is covered by insurance policies actually carried or required to be so carried by this Lease; nor shall any of the Landlord Parties be liable for any acts, omissions or negligence of other tenants or persons in the Building or damage caused by operations in construction of any private, public, or quasi-public work; nor shall any of the Landlord Parties be liable for any latent defect in the Premises or in the Building.

14.5    Waiver of Subrogation; Mutual Release. Notwithstanding anything in this Lease to the contrary, Landlord and Tenant each hereby waives on behalf of itself and its property insurers (none of which shall ever be assigned any such claim or be entitled thereto due to subrogation or otherwise) any and all rights of recovery, claim, action, or cause of action against the other and its agents, officers, servants, partners, shareholders, or employees (collectively, the “Related Parties”) for any loss or damage (excluding rights of recovery, claims, actions, and causes of action relating to damage to the roof of the Building caused by Tenant but including rights of recovery, claims, actions, and causes of action relating to damage to the roof of the Building caused by any Casualty (hereinafter defined)) that may occur to or within the Premises or the Building or any improvements thereto, or any personal property of such party therein which is insured against under any property insurance policy actually being maintained by the waiving party from time to time, even if not required hereunder, or which would be insured against under the terms of any insurance policy required to be carried or maintained by the waiving party hereunder, whether or not such insurance coverage is actually being maintained, including, in every instance, such loss or damage that may be caused by the negligence of the other party hereto and/or its Related Parties. Tenant hereby waives on behalf of itself and its liability insurers (none of which shall ever be assigned any such claim or be entitled thereto due to subrogation or otherwise) any and all rights of recovery, claim, action, or cause of action against Landlord and/or its Related Parties for any liability, loss or damage that is insured against under any liability insurance policy actually being maintained by Tenant from time to time, even if not required hereunder, or which would be insured against under the terms of any insurance policy required to be carried or maintained by Tenant hereunder, whether or not such insurance coverage is actually being maintained, including, in every instance, such loss or damage that may be caused by the negligence of Landlord and/or its Related Parties. Landlord and Tenant each agrees to cause appropriate clauses to be included in its insurance policies necessary to implement the foregoing provisions.

14.6    Tenant’s Acts—Effect on Insurance. Tenant shall not do or permit any Tenant Party to do any act or thing upon the Premises or elsewhere in the Building which will invalidate or be in conflict with any insurance policies or warranties covering the Building and the fixtures and property therein; and shall not do, or permit to be done, any act or thing upon the Premises which shall subject Landlord to any liability or responsibility for injury to any person or persons or to property by reason of any business or operation being carried on upon said Premises or for any other reason. If by reason of Tenant’s use of the Premises or the failure of Tenant to comply with the provisions of this Lease, the insurance rate applicable to any policy of insurance shall at any time thereafter be higher than it otherwise would be, Tenant shall reimburse Landlord upon demand for that part of any insurance premiums which shall have been charged because of such use or failure by Tenant, together with interest at the Default Rate until paid in full, within thirty (30) days after receipt of an invoice therefor.

14.7    Landlord’s Insurance. Landlord shall take out and maintain in force throughout the Term hereof, in a company or companies authorized, qualified or approved to do business in the Commonwealth of Massachusetts: (a) property insurance on the Building (exclusive of foundations, Tenant’s Property (as defined in Exhibit 10), Tenant-Insured Improvements (as defined in Exhibit 10) and alterations made by other tenants or occupants) in an amount equal to the full replacement value of the Building (exclusive of foundations and those items set forth in the preceding parenthetical in this sentence), covering fire, vandalism, malicious mischief, extended coverage and so-called “special form” or special cause of loss property insurance; and (b) commercial general liability insurance against claims of bodily injury, personal injury and property damage arising out of Landlord’s operation of the Building in such amount as a prudent owner of similar property would carry or as otherwise required by any Mortgagee. The foregoing insurance may be maintained in the form of a blanket policy covering the Building as well as other properties owned by Landlord and Landlord’s affiliates. Notwithstanding the foregoing provisions of this Section 14.7, Landlord shall have the right to self-insure all or any portion of the coverages required by this Section 14.7.

15.	CASUALTY; TAKING

15.1    Damage. If the Premises are damaged in whole or part because of fire or other insured casualty (“Casualty”), or if the Premises are subject to a taking in connection with the exercise of any power of eminent domain, condemnation, or purchase under threat or in lieu thereof (any of the foregoing, a “Taking”), then unless this Lease is terminated in accordance with Section 15.2 below, Landlord shall restore the base Building to substantially the same condition as existed upon issuance of the certificate of occupancy therefor, or in the event of a partial Taking which affects the Building and the Premises, restore the remainder of the Building and the Premises not so Taken to substantially the same condition as is reasonably feasible. Subject to delays due to any act or omission by any of the Tenant Parties which causes an actual delay in the performance of Landlord’s obligations (a “Tenant Delay”), and subject further to rights of Mortgagees, Legal Requirements then in existence and to delays for adjustment of insurance proceeds or Taking awards, as the case may be, Landlord shall use diligent efforts to substantially complete such restoration within one (1) year after Landlord’s receipt of all required permits therefor. Upon substantial completion of such restoration by Landlord, Tenant shall use diligent efforts to complete restoration of all Tenant-Insured Improvements to substantially the same condition as existed immediately prior to such Casualty or Taking, as the case may be, as soon as reasonably possible. Tenant agrees to cooperate with Landlord in such manner as Landlord may reasonably request to assist Landlord in collecting insurance proceeds due in connection with any Casualty which affects the Premises or the Building. In no event shall Landlord be required to expend more than the Net (hereinafter defined) insurance proceeds Landlord receives for damage to the Premises and/or the Building or the Net Taking award attributable to the Premises and/or the Building. “Net” means the insurance proceeds or Taking award actually paid to Landlord (and not paid over to a Mortgagee) less all costs and expenses, including adjusters and attorney’s fees, of obtaining the same. In the fiscal year in which a Casualty occurs, there shall be included in Operating Costs Landlord’s deductible under its property insurance policy. Except as Landlord may elect pursuant to this Section 15.1, under no circumstances shall Landlord be required to repair any damage to, or make any repairs to or replacements of, any Tenant-Insured Improvements.

15.2    Termination Rights.

(a)    Landlord’s Termination Rights. Landlord may terminate this Lease upon thirty (30) days’ prior written notice to Tenant if (i) any material portion of the Building or any material means of access thereto is subject to a Taking; or (ii) more than thirty-five percent (35%) of the Building is damaged by Casualty.

(b)    Tenant’s Termination Right. If Landlord is so required but fails to complete restoration of the Premises within the time frames and subject to the conditions set forth in Section 15.1 above, then Tenant may terminate this Lease upon thirty (30) days’ written notice to Landlord; provided, however, that if Landlord completes such restoration within thirty (30) days after receipt of any such termination notice, such termination notice shall be null and void and this Lease shall continue in full force and effect. The remedies set forth in this Section 15.2(b) and in Section 15.2(c) below are Tenant’s sole and exclusive rights and remedies based upon Landlord’s failure to complete the restoration of the Premises as set forth herein.

(c)    Either Party May Terminate. In the case of any Casualty or Taking affecting the Premises and occurring during the last twelve (12) months of the Term, then (i) if such Casualty or Taking results in more than twenty-five percent (25%) of the floor area of the Premises being unsuitable for the Permitted Uses, or (ii) the damage to the Premises costs more than $250,000 to restore, then either Landlord or Tenant shall have the option to terminate this Lease upon thirty (30) days’ written notice to the other. In addition, if any Mortgagee does not release sufficient insurance proceeds to cover the cost of Landlord’s restoration work, Landlord shall notify Tenant thereof. In such event, unless Landlord agrees in writing to cover the difference, Landlord or Tenant may terminate this Lease by written notice to the other within thirty (30) days after such notice. Furthermore, if the estimated time for Landlord to complete Landlord’s restoration work exceeds one (1) year from the date on which Landlord receives all required permits therefor, either Landlord or Tenant shall have the option to terminate this Lease upon thirty (30) days’ written notice to the other.

(d)    Automatic Termination. In the case of a Taking of the entire Premises, then this Lease shall automatically terminate as of the date of possession by the Taking authority.

(e)    Tenant shall assign to Landlord all of its right, title and interest in and to the insurance proceeds for Tenant’s Fitout and any other Alterations (a) if the Term shall expire prior to the completion of Tenant’s restoration pursuant to Section 15.1 above, or (ii) if this Lease is terminated pursuant to any provision of this Lease prior to the completion of Tenant’s restoration pursuant to Section 15.1 above, in each case equal to the sum of (A) the unamortized amounts paid pursuant to the Work Letter by Landlord for Tenant’s Fitout, and (B) the unamortized costs of any portion of and any other Alterations that were not designated for removal pursuant to Article 11.

(f)    Notwithstanding anything to the contrary contained herein, Tenant may not terminate this Lease pursuant to this Article 15 if the Casualty in question was caused by the gross negligence or willful misconduct of any of the Tenant Parties.

15.3    Taking for Temporary Use. If the Premises are Taken for temporary use, this Lease and Tenant’s obligations, including the payment of Rent, shall continue, except for such obligations of Tenant incapable of performance in the absence of possession of the Premises. For purposes hereof, a “Taking for temporary use” shall mean a Taking of ninety (90) days or less.

15.4    Disposition of Awards. Except for any separate award for Tenant’s movable trade fixtures, relocation expenses, and unamortized leasehold improvements paid for by Tenant (provided that the same may not reduce Landlord’s award), all Taking awards to Landlord or Tenant shall be Landlord’s property without Tenant’s participation, and Tenant hereby assigns to Landlord Tenant’s interest, if any, in such award. Tenant may pursue its own claim against the Taking authority.

16.    ESTOPPEL CERTIFICATE. Tenant shall at any time and from time to time upon not less than ten (10) business days’ prior notice from Landlord, execute, acknowledge and deliver to Landlord a statement in writing certifying that to Tenant’s actual knowledge, this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), and the dates to which Rent has been paid in advance, if any, stating whether or not Landlord is in default in performance of any covenant, agreement, term, provision or condition contained in this Lease and, if so, specifying each such default, and such other facts as Landlord may reasonably request, it being intended that any such statement delivered pursuant hereto may be relied upon by Landlord, any prospective or actual capital partner, any party to the SOMA REA and/or any REA, any prospective purchaser of the Building or any portion thereof or of any interest of Landlord therein, any Mortgagee or prospective Mortgagee thereof, any lessor or prospective lessor thereof, any lessee or prospective lessee thereof, or any prospective assignee of any Mortgagee. Time is of the essence with respect to any such requested certificate, Tenant hereby acknowledging the importance of such certificates in mortgage financing arrangements, prospective sales and the like.

17.	HAZARDOUS MATERIALS

17.1    Prohibition. Except for de minimis quantities of standard office supplies and cleaning materials stored in compliance with Environmental Laws (hereinafter defined) and in proper containers, Tenant shall not, without the prior written consent of Landlord, which may be withheld in Landlord’s sole discretion, bring or permit to be brought or kept in, at or on the Premises or elsewhere in the Building (i) any inflammable, combustible or explosive fluid, material, chemical or substance; or (ii) any Hazardous Material (hereinafter defined). Landlord shall have the right, from time to time, to inspect the Premises for compliance with the terms of this Section 17.1 at Tenant’s sole cost and expense.

17.2    Environmental Laws. For purposes hereof, “Environmental Laws” shall mean all laws, statutes, ordinances, rules and regulations of any local, state or federal governmental authority having jurisdiction concerning environmental, health and safety matters, including but not limited to any discharge by any of the Tenant Parties into the air (including indoor air and outdoor air), surface water, sewers, soil or groundwater of any Hazardous Material (hereinafter defined) whether within or outside the Premises, including (a) the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq., (b) the Federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., (c) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., (d) the Toxic Substances Control Act of 1976, 15 U.S.C. Section 2601 et seq., (e) Chapter 21C of the General Laws of Massachusetts, and (f) Chapter 21E of the General Laws of Massachusetts. Tenant, at its sole cost and expense, shall comply with (i) all Environmental Laws, and (ii) any rules, requirements and safety procedures of the Massachusetts Department of Environmental Protection, the City of Cambridge and any insurer of the Building or the Premises with respect to Tenant’s use, storage and disposal of any Hazardous Materials.

17.3    Hazardous Material Defined. As used herein, the term “Hazardous Material” means asbestos, oil or any hazardous, radioactive or toxic substance, material or waste or petroleum derivative which is or becomes regulated by any Environmental Law, including live organisms, viruses and fungi, medical waste and any so-called “biohazard” materials, and any materials on the right to know list of the Occupational Safety and Health Administration. The term “Hazardous Material” includes oil and/or any material or substance which is (i) designated as a “hazardous substance,” “hazardous material,” “oil,” “hazardous waste” or toxic substance under any Environmental Law or (ii) contains any component now or hereafter designated as such.

17.4    Hazardous Materials Indemnity. Tenant hereby covenants and agrees to indemnify, defend and hold the Landlord Parties harmless from and against any and all Claims against any of the Landlord Parties arising out of contamination of any part of the Property or other adjacent property, or exacerbation of any contamination of any part of the Property or adjacent property, which contamination or exacerbation, as the case may be, arises as a result of: (i) the presence of Hazardous Material in the Premises, the presence of which is caused by any act or omission of any of the Tenant Parties, or (ii) from a breach by Tenant of its obligations under this Article 17. This indemnification of the Landlord Parties by Tenant includes reasonable costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal or restoration work or any other response action required by any federal, state or local governmental agency or political subdivision because of Hazardous Material present in the soil, soil vapor, or ground water at, on or under, or any indoor air in, the Building based upon the circumstances identified in the first sentence of this Section 17.4. In the event Tenant’s indemnity obligations under both Section 14.2 above and this Section 17.4 apply, the broader indemnity shall be applicable.

17.5    Hazardous Materials prior to Term Commencement Date. Tenant shall not have any responsibility for Hazardous Materials on the Property, if any, prior to the Term Commencement Date; provided, however, that with respect to the testing, remediation or removal of any material or substance located in, on, at or under the Building or the Property on the Term Commencement Date and which, as of the Term Commencement Date, is not considered, as a matter of law, to be a Hazardous Material, but which is subsequently determined to be a Hazardous Material as a matter of law, the costs thereof may be included in Operating Costs.

18.	RULES AND REGULATIONS

18.1    Rules and Regulations. Tenant will faithfully observe and comply with all reasonable rules and regulations promulgated from time to time with respect to the Building, the Property and construction within the Property (collectively, the “Rules and Regulations”). The current version of the Rules and Regulations is attached hereto as Exhibit 11. Tenant shall not be bound by any modifications or additions to such Rules and Regulations unless and until Tenant receives notice thereof from Landlord. In the case of any conflict between the provisions of this Lease and any future rules and regulations, the provisions of this Lease shall control. Nothing contained in this Lease shall be construed to impose upon Landlord any duty or obligation to enforce the Rules and Regulations or the terms, covenants or conditions in any other lease as against any other tenant and Landlord shall not be liable to Tenant for violation of the same by any other tenant, its servants, employees, agents, contractors, visitors, invitees or licensees; provided, however, Landlord agrees to enforce the Rules and Regulations against all tenants unaffiliated with Landlord in a non-discriminatory manner.

18.2    Energy Conservation. Notwithstanding anything to the contrary contained herein, Landlord may institute, upon written notice to Tenant, such policies, programs and measures as may be necessary, required, or expedient for the conservation and/or preservation of energy or energy services and/or the resiliency of the Building (with respect to flooding or otherwise), including such policies, programs and measures as may be necessary to achieve and/or maintain any LEED or similar certification (collectively, the “Conservation Program”), provided, however, that, except to the extent required by Legal Requirements, the Conservation Program does not, by reason of such policies, programs and measures, reduce the level of energy or energy services being provided to the Premises below the level of energy or energy services then being provided in comparable combination institutional, office and retail buildings in the Kendall Square area, or as may be necessary or required to comply with Legal Requirements or standards or the other provisions of this Lease. Upon receipt of such notice, Tenant shall comply with the Conservation Program and reasonable reporting requirements relating thereto.

18.3    Recycling. Upon written notice, Landlord may establish policies, programs and measures for composting and/or the recycling of paper, products, plastic, tin and other materials (a “Recycling Program”). Upon receipt of such notice, Tenant will comply with the Recycling Program at Tenant’s sole cost and expense.

19.	LAWS AND PERMITS.

19.1    Legal Requirements. Tenant shall be responsible at its sole cost and expense for complying with (and keeping the Premises in compliance with) all Legal Requirements which are applicable to Tenant’s particular use or occupancy of, or Tenant’s Fitout or Alterations made by or on behalf of Tenant to, the Premises as distinguished from those required for general office use. In addition, Tenant shall, at Tenant’s sole expense, comply with the “tenant” obligations pursuant to that certain Parking and Traffic Demand Management Plan dated March 11, 2016, as amended by that certain PTDM Ordinance – Amendment – Final Decision dated July 27, 2020 (as the same may be further amended, the “PTDM”) including the obligations to: designate a liaison to work with the employee transportation coordinator designated by Landlord; join the Charles River TMA (or replacement shuttle service provider); provide Tenant’s employees and patrons with access to the Charles River TMA’s programs and EZ Ride shuttle service (or equivalent shuttle service) fare free; offer an emergency ride home program to all employees who commute by non-SOV mode at least three days per week and who are eligible to park in the Parking Areas; allow employees to set aside pre-tax funds as allowed under the Commuter Choice provisions of the Federal Tax Code; and offer and provide the subsidy options described therein) and Tenant shall provide information to Landlord in connection with any reporting requirements thereunder and cooperate with Landlord in encouraging employees to seek alternate modes of transportation. All employee-related programs promulgated pursuant to the PTDM shall be available to all benefitted employees of Tenant who are eligible to use the Parking Areas and to all full-time contract employees of Tenant. Tenant is encouraged to allow flexible work schedules within typical work hours for employees in order to reduce peak impacts of commuting and to work with the Cambridge Office of Workforce Development to expand employment opportunities for Cambridge residents (see also Section 25.14 below). Tenant shall furnish all data and information to governmental authorities, with a copy to Landlord, as required in accordance with Legal Requirements as they relate to Tenant’s use or occupancy of the Premises or the Building. If Tenant receives notice of any violation of Legal Requirements applicable to the Premises or the Building, it shall give prompt notice thereof to Landlord. Nothing contained in this Section 19.1 shall be construed to expand the uses permitted hereunder beyond the Permitted Uses.

19.2    Required Permits. Tenant shall, at Tenant’s sole cost and expense, apply for, seek and obtain all necessary state and local licenses, permits and approvals needed for the operation of Tenant’s business in the Premises (collectively, the “Required Permits”) as soon as reasonably possible and in any event prior to operating its business in the Premises. Tenant shall thereafter maintain all Required Permits. Tenant, at Tenant’s expense, shall at all times comply with the terms and conditions of each such Required Permit. Landlord shall reasonably cooperate with Tenant, at Tenant’s sole cost and expense, in connection with its application for Required Permits. Within ten (10) days of a request by Landlord, which request shall be made not more than once during each period of twelve (12) consecutive months during the Term hereof unless otherwise requested by any Mortgagee or unless Landlord reasonably suspects that Tenant has violated the provisions of this Article 19, Tenant shall furnish Landlord with copies of all Required Permits that Tenant has obtained, together with a certificate certifying that such permits are all of the permits that Tenant has obtained with respect to the Premises.

20.	DEFAULT.

20.1    Events of Default. The occurrence of any one or more of the following events shall constitute an “Event of Default” hereunder by Tenant:

(a)    If Tenant fails to make any payment of Rent or any other payment required hereunder, as and when due (a “Monetary Default”), and such failure shall continue for a period of five (5) business days after notice thereof from Landlord to Tenant; provided, however, an Event of Default shall occur hereunder without any obligation of Landlord to give any notice if (i) Tenant fails to make any payment on or before the due date therefor, and (ii) Landlord has given Tenant written notice under this Section 20.1(a) on two (2) or more occasions during the twelve (12) month interval preceding such failure by Tenant;

(b)    If Tenant shall fail to timely perform its obligations under the Work Letter and such failure continues for fifteen (15) days after notice thereof;

(c)    If Tenant shall vacate all or substantially all of the Premises without having a permitted Transfer in full force and effect with respect to such vacated space (except during reasonable periods during which 50% or more of the Premises are being renovated), or if Tenant shall abandon the Premises (whether or not the keys shall have been surrendered or the Rent shall have been paid);

(d)    If Tenant shall fail to execute and deliver to Landlord an estoppel certificate pursuant to Article 16 above or a subordination and attornment agreement pursuant to Article 22 below, within the timeframes set forth therein and such failure continues for five (5) days after notice thereof;

(e)    If Tenant shall fail to maintain any insurance required hereunder;

(f)    If Tenant shall fail to deliver a replacement Letter of Credit as required under Article 7 above;

(g)    If any Tenant Party causes any release of Hazardous Materials in, on or near the Property;

(h)    If Tenant shall make a Transfer in violation of the provisions of Article 13 above, or if any event shall occur or any contingency shall arise whereby this Lease, or the term and estate thereby created, would (by operation of law or otherwise) devolve upon or pass to any person, firm or corporation other than Tenant, except as expressly permitted under Article 13 hereof;

(i)    If Tenant fails to comply with the provisions of Article 2, Section 4.2 and/or the last sentence of Section 9.7 above, and such failure shall continue for a period of three (3) days after notice thereof from Landlord to Tenant; provided, however, an Event of Default shall occur hereunder without any obligation of Landlord to give any notice if (i) Tenant fails to comply with the provisions of Article 2 or Section 4.2 above, and (ii) Landlord has given Tenant written notice under this Section 20.1(i) on more than one (1) occasion during the twelve (12) month interval preceding such failure by Tenant;

(j)    The failure by Tenant to observe or perform any of the covenants or provisions of this Lease to be observed or performed by Tenant, other than as specified above, and such failure continues for more than thirty (30) days after notice thereof from Landlord; provided, further, that if the nature of Tenant’s default is such that more than thirty (30) days are reasonably required for its cure, then Tenant shall not be deemed to be in default if Tenant shall commence such cure within said thirty (30) day period and thereafter diligently prosecute such cure to completion, which completion shall occur not later than one hundred twenty (120) days from the date of such notice from Landlord regardless of the reason for lack of completion;

(k)    Tenant shall be involved in financial difficulties as evidenced by an admission in writing by Tenant of Tenant’s inability to pay its debts generally as they become due, or by the making or offering to make a composition of its debts with its creditors;

(l)    Tenant shall make an assignment or trust mortgage, or other conveyance or transfer of like nature, of all or a substantial part of its property for the benefit of its creditors,

(m)    An attachment on mesne process, on execution or otherwise, or other legal process shall issue against Tenant or its property and a sale of any of its assets shall be held thereunder;

(n)    Any judgment, attachment or the like in excess of $100,000 shall be entered, recorded or filed against Tenant in any court, registry, etc. and Tenant shall fail to pay such judgment within thirty (30) days after the judgment shall have become final beyond appeal or to discharge or secure by surety bond such lien, attachment, etc. within sixty (60) days of such entry, recording or filing, as the case may be;

(o)    The leasehold hereby created shall be taken on execution or by other process of law and shall not be revested in Tenant within sixty (60) days thereafter;

(p)    A receiver, sequesterer, trustee or similar officer shall be appointed by a court of competent jurisdiction to take charge of all or any part of Tenant’s Property and such appointment shall not be vacated within sixty (60) days; or

(q)    Any proceeding shall be instituted by or against Tenant pursuant to any of the provisions of any Act of Congress or State law relating to bankruptcy, reorganizations, arrangements, compositions or other relief from creditors, and, in the case of any proceeding instituted against it, if Tenant shall fail to have such proceedings dismissed or stayed within sixty (60) days or if Tenant is adjudged bankrupt or insolvent as a result of any such proceeding.

Wherever “Tenant” is used in subsections (k) - (q) inclusive of this Section 20.1, it shall be deemed to include any parent entity of Tenant and any guarantor of any of Tenant’s obligations under this Lease.

Tenant shall reimburse Landlord, within thirty (30) days after demand, for up to $2,000.00 of Landlord’s reasonable out-of-pocket costs and expenses (including legal fees and costs) incurred in connection with the preparation and delivery of each notice of default delivered pursuant to this Section 20.1 (which notice of default may include such demand for payment).

20.2    Remedies. Upon an Event of Default, Landlord may, by notice to Tenant, elect to terminate this Lease; and thereupon (and without prejudice to any remedies which might otherwise be available to Landlord, including for arrears of Rent or preceding breach of covenant or agreement and without prejudice to Tenant’s liability for damages as hereinafter stated), upon the giving of such notice, this Lease shall terminate as of the date specified therein as though that were the Expiration Date. Upon such termination, Landlord shall have the right to draw down the entire Letter of Credit and apply the proceeds thereof to its damages hereunder. Without being taken or deemed to be guilty of any manner of trespass or conversion, and without being liable to indictment, prosecution or damages therefor, Landlord may, by lawful process, enter into and upon the Premises (or any part thereof in the name of the whole); repossess the same, as of its former estate; and expel Tenant and those claiming under Tenant. The words “re-entry” and “re-enter” as used in this Lease are not restricted to their technical legal meanings.

20.3    Damages - Termination.

(a)    Upon the termination of this Lease under the provisions of this Article 20, Tenant shall pay to Landlord Rent up to the time of such termination, shall continue to be liable for any preceding breach of covenant, and in addition, shall pay to Landlord as damages, at the election of Landlord, either:

(i)    the amount (discounted to present value at the rate of five percent (5%) per annum) by which, at the time of the termination of this Lease (or at any time thereafter if Landlord shall have initially elected damages under Section 20.3(a)(ii) below), (x) the aggregate of Rent projected over the period commencing with such termination and ending on the Expiration Date, exceeds (y) the aggregate projected rental value of the Premises for such period, taking into account a reasonable time period during which the Premises shall be unoccupied, plus all Reletting Costs (hereinafter defined); or

(ii)    amounts equal to Rent which would have been payable by Tenant had this Lease not been so terminated, payable upon the due dates therefor specified herein following such termination and until the Expiration Date, provided, however, if Landlord shall re-let the Premises during such period, that Landlord shall credit Tenant with the net rents received by Landlord from such re-letting, such net rents to be determined by first deducting from the gross rents as and when received by Landlord from such re-letting the expenses incurred or paid by Landlord in terminating this Lease, as well as the expenses of re-letting, including altering and preparing the Premises for new tenants, brokers’ commissions, and all other similar and dissimilar expenses properly chargeable against the Premises and the rental therefrom (collectively, “Reletting Costs”), it being understood that any such re-letting may be for a period equal to or shorter or longer than the remaining Term at Landlord’s sole and absolute discretion without otherwise affecting this remedy; and provided, further, that (x) in no event shall Tenant be entitled to receive any excess of such net rents over the sums payable by Tenant to Landlord hereunder and (y) in no event shall Tenant be entitled in any suit for the collection of damages pursuant to this Section 20.3(a)(ii) to a credit in respect of any net rents from a re-letting except to the extent that such net rents are actually received by Landlord prior to the commencement of such suit. If the Premises or any part thereof should be re-let in combination with other space, then proper apportionment on a square foot area basis shall be made of the rent received from such re-letting and of the expenses of re-letting.

(b)    In calculating the amount due under Section 20.3(a)(i), above, there shall be included, in addition to the Base Rent, all other considerations agreed to be paid or performed by Tenant, including Tenant’s Share of Operating Costs and Tenant’s Tax Share of Taxes, on the assumption that all such amounts and considerations would have increased at the rate of five percent (5%) per annum for the balance of the full term hereby granted.

(c)    Suit or suits for the recovery of such damages, or any installments thereof, may be brought by Landlord from time to time at its election, and nothing contained herein shall be deemed to require Landlord to postpone suit until the date when the Term would have expired if it had not been terminated hereunder.

(d)    Nothing herein contained shall be construed as limiting or precluding the recovery by Landlord against Tenant of any sums or damages to which, in addition to the damages particularly provided above, Landlord may lawfully be entitled by reason of any Event of Default hereunder.

20.4    Landlord’s Self-Help; Fees and Expenses. If Tenant shall default in the performance of any covenant on Tenant’s part to be performed in this Lease contained, including the obligation to maintain the Premises in the required condition pursuant to Section 10.1 above, Landlord may, upon reasonable advance notice, except that no notice shall be required in an emergency, immediately, or at any time thereafter, perform the same for the account of Tenant. Tenant shall pay to Landlord upon demand therefor any costs incurred by Landlord in connection therewith, together with interest at the Default Rate until paid in full. In addition, Tenant shall pay all of Landlord’s costs and expenses, including reasonable attorneys’ fees, incurred (i) in enforcing any obligation of Tenant under this Lease or (ii) as a result of Landlord or any of the Landlord Parties being made party to any litigation pending by or against any of the Tenant Parties.

20.5    Waiver of Redemption, Statutory Notice and Grace Periods. Tenant does hereby waive and surrender all rights and privileges which it might have under or by reason of any present or future Legal Requirements to redeem the Premises or to have a continuance of this Lease for the Term hereby demised after being dispossessed or ejected therefrom by process of law or under the terms of this Lease or after the termination of this Lease as herein provided. Except to the extent prohibited by Legal Requirements, any statutory notice and grace periods provided to Tenant by law are hereby expressly waived by Tenant.

20.6    Landlord’s Remedies Not Exclusive. The specified remedies to which Landlord may resort hereunder are cumulative and are not intended to be exclusive of any remedies or means of redress to which Landlord may at any time be lawfully entitled, and Landlord may invoke any remedy (including the remedy of specific performance) allowed at law or in equity as if specific remedies were not herein provided for, in all event without prejudice to any and all remedies contained in this Lease.

20.7    No Waiver. Neither party’s failure to seek redress for violation, or to insist upon the strict performance, of any covenant or condition of this Lease, or any of the Rules and Regulations promulgated hereunder, shall prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation. The receipt by Landlord of Rent with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach. The failure of Landlord to enforce any of such Rules and Regulations against Tenant and/or any other tenant in the Building shall not be deemed a waiver of any such Rules and Regulations. No provisions of this Lease shall be deemed to have been waived by either party unless such waiver shall be in writing signed by such party against whom a waiver is claimed. No payment by Tenant or receipt by Landlord of a lesser amount than the Rent herein stipulated shall be deemed to be other than on account of the stipulated Rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other remedy in this Lease provided.

20.8    Restrictions on Tenant’s Rights. During the continuation of any Event of Default,(a) Landlord shall not be obligated to provide Tenant with any notice pursuant to Sections 2.3 and 2.6 above; and (b) Tenant shall not have the right to make, nor to request Landlord’s consent or approval with respect to, any Alterations.

20.9    Landlord Default. Notwithstanding anything to the contrary contained in the Lease, Landlord shall in no event be in default in the performance of any of Landlord’s obligations under this Lease unless Landlord shall have failed to perform such obligations within thirty (30) days (or such additional time as is reasonably required to correct any such default, provided Landlord commences cure within 30 days and diligently pursues the same to completion) after written notice by Tenant to Landlord properly specifying wherein Landlord has failed to perform any such obligation. Tenant shall not have the right to terminate or cancel this Lease or to withhold rent or to set-off or deduct any claim or damages against rent as a result of any default by Landlord or breach by Landlord of its covenants or any warranties or promises hereunder, except in the case of a wrongful eviction of Tenant from the Premises (constructive or actual) by Landlord, and then only if the same continues after notice to Landlord thereof and an opportunity for Landlord to cure the same as set forth above. In addition, Tenant shall not assert any right to deduct the cost of repairs or any monetary claim against Landlord from rent thereafter due and payable under this Lease.

21. SURRENDER;	ABANDONED PROPERTY; HOLD-OVER.

21.1    Surrender.

(a)    Upon the expiration or earlier termination of the Term, Tenant shall (i) peaceably quit and surrender to Landlord the Premises broom clean, in good order, repair and condition excepting only ordinary wear and tear and damage by fire or other insured Casualty; (ii) remove all of Tenant’s Property (including all signage and cabling) and, to the extent specified by Landlord in accordance with Section 11.1(e) above, Alterations made by Tenant, and (iii) repair any damages to the Premises or the Building caused by the installation or removal of Tenant’s Property and/or such Alterations. Tenant’s obligations under this Section 21.1(a) shall survive the expiration or earlier termination of this Lease.

(b)    No act or thing done by Landlord during the Term shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such surrender shall be valid, unless in writing signed by Landlord. Unless otherwise agreed by the parties in writing, no employee of Landlord or of Landlord’s agents shall have any power to accept the keys of the Premises prior to the expiration or earlier termination of this Lease. The delivery of keys to any employee of Landlord or of Landlord’s agents shall not operate as a termination of this Lease or a surrender of the Premises.

(c)    Notwithstanding anything to the contrary contained herein, Tenant shall, at its sole cost and expense, remove from the Premises, prior to the end of the Term, any item installed by or for Tenant and which, pursuant to Legal Requirements, must be removed therefrom before the Premises may be used by a subsequent tenant.

(d)    Tenant hereby assigns to Landlord any warranties in effect on the last day of the Term with respect to any fixtures and Alterations remaining in the Premises. Tenant shall provide Landlord with copies of any such warranties prior to the expiration of the Term (or, if the Lease is earlier terminated, within five (5) days thereafter).

21.2    Abandoned Property. After the expiration or earlier termination hereof, if Tenant fails to remove any property from the Building or the Premises which Tenant is obligated by the terms of this Lease to remove within five (5) business days after written notice from Landlord, such property (the “Abandoned Property”) shall be conclusively deemed to have been abandoned, and may either be retained by Landlord as its property or sold or otherwise disposed of in such manner as Landlord may see fit. If any item of Abandoned Property shall be sold, Tenant hereby agrees that Landlord may receive and retain the proceeds of such sale and apply the same, at its option, to the expenses of the sale, the cost of moving and storage, any damages to which Landlord may be entitled under Article 20 hereof or pursuant to law, and to any arrears of Rent.

21.3    Holdover. If any of the Tenant Parties holds over after the end of the Term, Tenant shall be deemed a tenant-at-sufferance subject to the provisions of this Lease; provided that whether or not Landlord has previously accepted payments of Rent from Tenant, (i) Tenant shall pay Base Rent at 150% of the highest rate of Base Rent payable during the Term, (ii) Tenant shall continue to pay to Landlord all additional rent, and (iii) Tenant shall be liable for all damages, including lost business and consequential damages, incurred by Landlord as a result of such holding over, Tenant hereby acknowledging that Landlord may need the Premises after the end of the Term for other tenants and that the damages which Landlord may suffer as the result of Tenant’s holding over cannot be determined as of the Execution Date. Nothing contained herein shall grant Tenant the right to holdover after the expiration or earlier termination of the Term. Nothing herein shall in any way affect Tenant’s status as a tenant-at-sufferance during any holdover period.

22. SUBORDINATION;	MORTGAGES AND MASTER LEASE.

22.1    Subordination. Tenant’s rights and interests under this Lease shall be (i) subject and subordinate to any existing or future ground or master lease (including the Master Lease (hereinafter defined)), and to any mortgages, deeds of trust, overleases, or similar instruments covering the Premises, the Building and/or the Land or any portion thereof or Landlord’s interest therein and to all advances, modifications, renewals, replacements, and extensions thereof (each of the foregoing, a “Mortgage”), or (ii) if any Mortgagee elects, prior to the lien of any present or future Mortgage. Tenant further shall attorn to and recognize any successor landlord, whether through foreclosure or otherwise, as if the successor landlord were the originally named landlord. At Tenant’s request, Landlord shall request that any existing or future Mortgagee execute a commercially reasonable subordination, non-disturbance and attornment agreement with respect to this Lease; provided that Landlord shall have no liability to Tenant and the subordination of this Lease as provided in this Article 22 shall be unaffected if it is unable to obtain any such agreement. The provisions of this Section 22.1 shall be self-operative and no further instrument shall be required to effect such subordination or attornment; however, Tenant agrees to execute, acknowledge and deliver such instruments, confirming such subordination and attornment in such form as shall be requested by any such holder within ten (10) business days of request therefor. Tenant shall provide to Landlord, at no cost to Landlord, any other instrument(s) that may be necessary in order to record and/or file the same with the Registry.

22.2    Mortgagee Notices. Tenant shall give each Mortgagee the same notices given to Landlord concurrently with the notice to Landlord, and each Mortgagee shall have a reasonable opportunity to cure a Landlord default after the expiration of Landlord’s applicable notice and/or cure periods if Landlord fails to do so, and Mortgagee’s curing of any of Landlord’s default shall be treated as performance by Landlord.

22.3    Mortgagee Liability. Tenant acknowledges and agrees that if any Mortgage shall be foreclosed, (a) the liability of the Mortgagee and its successors and assigns shall exist only so long as such Mortgagee or purchaser is the owner of the Premises, and such liability shall not continue or survive after further transfer of ownership; and (b) such Mortgagee and its successors or assigns shall not be(i) liable for any act or omission of any prior lessor under this Lease; (ii) liable for the performance of Landlord’s covenants pursuant to the provisions of this Lease which arise and accrue prior to such entity succeeding to the interest of Landlord under this Lease or acquiring such right to possession; (iii) subject to any offsets or defense which Tenant may have at any time against Landlord; (iv) bound by any base rent or other sum which Tenant may have paid previously for more than one (1) month in advance; or (v) liable for the performance of any covenant of Landlord under this Lease which is capable of performance only by the original Landlord.

22.4    Mortgagee Consent. Tenant acknowledges that, where applicable, any consent or approval hereafter given by Landlord may be subject to the further consent or approval of a Mortgagee; and the failure or refusal of such Mortgagee to give such consent or approval shall, notwithstanding anything to the contrary in this Lease contained, constitute reasonable justification for Landlord’s withholding its consent or approval, Subject to the terms and conditions of the Mortgage in question, Landlord shall use commercially reasonable efforts to enforce any obligation of a Mortgagee to grant its approval within the time periods, if any, specified in such Mortgage, provided, however, in no event shall Landlord be required to commence litigation in connection therewith.

22.5    Master Lease. This Lease and all of its terms, covenants, representations, warranties, agreements and conditions are in all respects subject and subordinate to any existing or future ground or master lease of any portion of the Property including the Premises, including that certain Master Lease Agreement dated as of February 20, 2020 by and between Massachusetts Institute of Technology (in such capacity, “Fee Owner”), as landlord, and Landlord, as tenant (as it may be amended from time to time, the “Master Lease”), a redacted copy of which has been delivered to Tenant. Tenant acknowledges notice and full knowledge of all of the terms, covenants and conditions of the Master Lease. With respect to the Master Lease, Tenant shall execute and deliver to Landlord simultaneously with its execution and delivery of this Lease, a Recognition, Non-Disturbance and Attornment Agreement in the form attached hereto as Exhibit 12 and made a part hereof.

23.    QUIET ENJOYMENT. Landlord covenants that so long as Tenant keeps and performs each and every covenant, agreement, term, provision and condition herein contained on the part and on behalf of Tenant to be kept and performed, Tenant shall peaceably and quietly hold, occupy and enjoy the Premises during the Term from and against the claims of all persons lawfully claiming by, through or under Landlord subject, nevertheless, to the covenants, agreements, terms, provisions and conditions of this Lease, any matters of record or of which Tenant has knowledge and to any Mortgage to which this Lease is subject and subordinate, as hereinabove set forth.

24.    NOTICES. Any notice, consent, request, bill, demand or statement hereunder (each, a “Notice”) by either party to the other party shall be in writing and shall be deemed to have been duly given when either delivered by hand or by nationally recognized overnight courier or refused, as the case may be (in either case with evidence of delivery or refusal thereof) and addressed as follows:

If to Landlord:	MIT 314 Main Street Leasehold LLC c/o MIT Cambridge Real Estate LLC One Broadway, Suite 09-200 Cambridge, MA 02142 Attention: President

With a copy to:	MIT Investment Management Company One Broadway, Suite 09-200 Cambridge, MA 02142 Attention: Director of Real Estate Legal Services

With a copy by email to:	RELegal@mitimco.mit.edu

If to Tenant:	Theseus Pharmaceuticals, Inc. 245 Main Street Cambridge, MA 02142 Attention: Brad Dahms, CFO

with a copy to:	Dain, Torpy, Le Ray, Wiest & Garner, P.C. 745 Atlantic Avenue, 5th Floor Boston, Massachusetts 02111 Attention: Theseus Pharmaceuticals

Notwithstanding the foregoing, any notice from Landlord to Tenant regarding ordinary business operations (e.g., exercise of a right of access to the Premises, maintenance activities, invoices, etc.) may also be given by written notice delivered by electronic mail to any person at the Premises whom Landlord reasonably believes is authorized to receive such notice on behalf of Tenant without copies as specified above. Either party may at any time change the address or specify an additional address for such Notices by delivering or mailing, as aforesaid, to the other party a notice stating the change and setting forth the changed or additional address, provided such changed or additional address is within the United States and is not a post office box. Notices shall be effective upon the date of receipt or refusal thereof. Any notice given by an attorney on behalf of Landlord shall be considered as given by Landlord and shall be fully effective. Any notice given by an attorney on behalf of Tenant shall be considered as given by Tenant and shall be fully effective.

25. MISCELLANEOUS.

25.1    Separability. If any provision of this Lease or portion of such provision or the application thereof to any person or circumstance is for any reason held invalid or unenforceable, the remainder of this Lease (or the remainder of such provision) and the application thereof to other persons or circumstances shall not be affected thereby.

25.2    Captions; Interpretation. The captions are inserted only as a matter of convenience and for reference, and in no way define, limit or describe the scope of this Lease nor the intent of any provisions thereof. The normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Lease or any exhibits or amendments hereto. Words of any gender used in this Lease shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, unless the context otherwise requires. Unless expressly stated otherwise, the use of the word “including” or “include” in this Lease shall be deemed to mean “including without limitation” or “include without limitation” in each instance.

25.3    Broker. Tenant and Landlord each warrants and represents that it has dealt with no broker in connection with the consummation of this Lease other than CBRE, Inc. and Newmark Group, Inc. (collectively, “Broker”). Tenant and Landlord each agrees to defend, indemnify and save the other harmless from and against any Claims arising in breach of its representation and warranty set forth in the immediately preceding sentence. Landlord shall be solely responsible for the payment of any brokerage commissions to Broker.

25.4    Entire Agreement. This Lease, Lease Summary Sheet and Exhibits 1-12 attached hereto and incorporated herein contain the entire and only agreement between the parties and any and all statements and representations, written and oral, including previous correspondence and agreements between the parties hereto, are merged herein. Tenant acknowledges that all representations and statements upon which it relied in executing this Lease are contained herein and that Tenant in no way relied upon any other statements or representations, written or oral. This Lease may not be modified orally or in any manner other than by written agreement signed by the parties hereto, provided that no amendment or modification may be effected by text message, electronic mail or similar communication. Each reference in this Lease to any of the terms and titles contained in any Exhibit attached to this Lease shall be deemed and construed to incorporate the data stated under that term or title in such Exhibit. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them as set forth in the Lease Summary Sheet which is attached hereto and incorporated herein by reference.

25.5    Governing Law; Personal Jurisdiction. This Lease is made pursuant to, and shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts and any applicable local municipal rules, regulations, by-laws, ordinances and the like. Any litigation relating to this Lease shall be brought in the state or federal courts in the Commonwealth of Massachusetts, and each party consents to personal jurisdiction in such courts.

25.6    Tenant Representations. Tenant hereby guarantees, warrants and represents to Landlord that (i) Tenant is duly incorporated or otherwise established or formed and validly existing under the laws of its state of incorporation, establishment or formation, (ii) Tenant has and is duly qualified to do business in the state in which the Property is located, (iii) Tenant has full corporate, partnership, trust, limited liability company or other appropriate power and authority to enter into this Lease and to perform all of Tenant’s obligations hereunder, (iv) each person (and all of the persons if more than one signs) signing this Lease on behalf of Tenant is duly and validly authorized to do so; and (v) neither the execution, delivery or performance of this Lease, nor the consummation of the transactions contemplated hereby, will violate or conflict with any provision of documents or instruments under which Tenant is constituted or to which Tenant is a party.

25.7    Expenses Incurred by Landlord Upon Tenant Requests. Tenant shall, upon demand, reimburse Landlord for all reasonable expenses, including legal fees, incurred by Landlord in connection with all requests by Tenant for consents, approvals or execution of collateral documentation related to this Lease, including costs incurred by Landlord in the review and approval of Tenant’s plans and specifications in connection with proposed Alterations (other than Tenant’s Fitout) to be made by Tenant to the Premises or in connection with requests by Tenant for Landlord’s consent to make a Transfer. Such costs shall be deemed to be additional rent under this Lease.

25.8    Survival. Without limiting any other obligation of Tenant which may survive the expiration or prior termination of the Term, all obligations on the part of Tenant to indemnify, defend, or hold Landlord harmless, as set forth in this Lease (including Section 14.2 hereof) shall survive the expiration or prior termination of the Term.

25.9    Limitation of Liability. Tenant shall neither assert nor seek to enforce any claim against Landlord or any of the Landlord Parties, or the assets of any of the Landlord Parties, for breach of this Lease or otherwise, other than against Landlord’s interest in the Property, and Tenant agrees to look solely to such interest for the satisfaction of any liability of Landlord under this Lease. This Section 25.9 shall not limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord. Landlord and Tenant specifically agree that in no event shall (a) any of the Landlord Parties or any of their respective officers, directors, managers, members, trustees, employees or representatives ever be personally liable for any obligation under this Lease, (b) Landlord or any of the other Landlord Parties be liable for consequential, incidental or punitive damages or for lost profits whatsoever in connection with this Lease, (c) any officer, director, trustee, employee or representative of Tenant or of any of the other Tenant Parties ever be personally liable for any obligation under this Lease, and (d) except in connection with a breach of Tenant’s obligations under Article 17 above or as provided in Section 21.3 above, Tenant or any of the other Tenant Parties be liable for consequential, indirect, special, incidental or punitive damages or for lost profits whatsoever in connection with this Lease.

25.10    Binding Effect. The covenants, agreements, terms, provisions and conditions of this Lease shall bind and benefit the successors and assigns of the parties hereto with the same effect as if mentioned in each instance where a party hereto is named or referred to, except that no violation of the provisions of Article 13 hereof shall operate to vest any rights in any successor or assignee of Tenant. A facsimile, PDF or other electronic signature on this Lease shall be equivalent to, and have the same force and effect as, an original signature. This Lease may be executed in counterparts which, taken together, shall constitute a single instrument.

25.11    Landlord Obligations upon Transfer. Upon any sale, transfer or other disposition of the Building, Landlord shall be entirely freed and relieved from the performance and observance accruing thereafter of all covenants and obligations hereunder on the part of Landlord to be performed and observed, it being understood and agreed in such event (and it shall be deemed and construed as a covenant running with the land) that the person succeeding to Landlord’s ownership shall thereupon and thereafter assume, and perform and observe, any and all of such covenants and obligations of Landlord, except as otherwise agreed in writing.

25.12    Grants of Interest. Tenant shall not grant any security interest whatsoever in (a) any fixtures within the Premises or (b) any item paid in whole or in part by Landlord (including Landlord’s Contribution without the consent of Landlord. Tenant shall notify Landlord within ten (10) business days after the filing of any UCC statement relating to Tenant’s Property.

25.13    No Air Rights. No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease. If at any time any windows of the Premises are temporarily darkened or the light therefrom is obstructed by reason of any repairs, improvements, maintenance or cleaning in or about the Property, the same shall be without liability to Landlord and without any reduction or diminution of Tenant’s obligations under this Lease.

25.14    Office of Workforce Development. Tenant hereby covenants and agrees that it shall notify the City of Cambridge Office of Workforce Development of all new job opportunities in the Premises as they become available.

25.15    Intentionally Omitted.

25.16    Financial Information. Tenant shall deliver to Landlord, within thirty (30) days after Landlord’s reasonable request (which request shall not be made more than once in any calendar year; provided that the foregoing limitation shall not apply if Tenant is in default or in connection with a proposed capital transaction (i.e., a sale, financing or refinancing of the Property or any portion hereof or any interest therein or a capital investment in the Landlord entity)), Tenant’s most recently completed balance sheet and related statements of income, shareholder’s equity and cash flows statements (audited if available) reviewed by an independent certified public accountant and certified by an officer of Tenant as being true and correct in all material respects. Any such financial information may be relied upon by any actual or potential lessor, purchaser, or mortgagee of the Property or any portion thereof. At Tenant’s request, Landlord shall execute a commercially reasonable confidentiality agreement with respect to such financial statements if they are not publicly available.

25.17    Measurements. Landlord shall have the right to measure the Building and/or the Premises in accordance with the Building’s then-current version of the Standard Method of Measurement for Office Buildings (ANSI/BOMA) (or if such standard is no longer in use, using an industry-standard method of measurement reasonably selected by Landlord), and to make an appropriate adjustment to Base Rent, Tenant’s Share and Tenant’s Tax Share. Tenant shall execute an agreement confirming such measurements and adjustments within ten (10) business days after Landlord’s request therefor. Tenant’s failure to execute and return any such agreement proposed by Landlord, or to provide written objection to the statements contained therein, within ten (10) business days after the date of Tenant’s receipt thereof, shall be deemed an approval by Tenant of Landlord’s determination of such figures as set forth therein.

25.18    OFAC. Tenant warrants and represents, as of the date hereof and throughout the Term that it is not owned or controlled, directly or indirectly, by any person or government from countries or other areas that are subject to economic, trade, sectoral, or transactional sanctions imposed by the United States Government, and that neither Tenant nor any of its owners, directors, officers or group companies appears on any lists of known or suspected terrorists, terrorist organizations or other prohibited persons made publicly available or published by any agency of the government of the United States or any other jurisdiction in which Tenant is doing business, including but not limited to the List of Specially Designated Nationals and Blocked Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury. Tenant shall notify Landlord immediately if these circumstances change.

25.19    Confidentiality. Tenant acknowledges and agrees that the terms of this Lease are confidential. Disclosure of the terms hereof could adversely affect the ability of Landlord to negotiate other leases with respect to the Building and may impair Landlord’s relationship with other tenants of the Building. Tenant agrees that it and its partners, officers, directors, employees, brokers, and attorneys, if any, shall not disclose the terms and conditions of this Lease to any other person or entity without the prior written consent of Landlord, which may be given or withheld by Landlord, in Landlord’s sole discretion, except as required for financial disclosures or securities filings, as required by the order of any court or public body with authority over Tenant, or in connection with any litigation between Landlord and Tenant with respect to this Lease. It is understood and agreed that damages alone would be an inadequate remedy for the breach of this provision by Tenant, and Landlord shall also have the right to seek specific performance of this provision and to seek injunctive relief to prevent its breach or continued breach. Landlord and Tenant agree that no press or other publication release or communication to the general public concerning this Lease will be issued without the other party’s prior written approval.

25.20    Security. Tenant acknowledges that security devices and services, if any, while intended to deter crime, may not in given instances prevent theft or other criminal acts. Landlord shall not be liable for injuries or losses caused by criminal acts of third parties, and Tenant assumes the risk that any security device or service may malfunction or otherwise be circumvented by a criminal. If Tenant desires protection against such criminal acts, then Tenant shall, at Tenant’s sole cost and expense, obtain appropriate insurance coverage. Tenant is solely responsible for securing access to the Premises. Tenant’s security programs and equipment for the Premises shall be coordinated with Landlord and subject to Landlord’s reasonable approval.

25.21    Time.

(a)    Time is of the essence as to the performance of Landlord’s and Tenant’s obligations under this Lease. Except as expressly set forth herein, any time period which ends on a non-business day shall be extended to the first subsequent business day (except in no event shall Tenant’s obligations under Section 21 above be extended in accordance with this Section 23.21).

(b)    “Force Majeure” shall mean any fire, act of God, lightning, earthquake, hurricane, tornado, flood, washout, explosion, epidemic, pandemic (including the current coronavirus pandemic), governmental or quasi-governmental act (including current or future construction moratorium, any moratorium in the issuance of required permits or in the scheduling or performance of required inspections, or any quarantine or shelter-in-place order or other government imposed access restrictions), strike, lockout, or other labor or industrial dispute, civil disturbance, any future order or regulation of any court, governmental body or regulatory body claiming jurisdiction, act of the public enemy, war, acts of terrorism, riot, sabotage, blockade, embargo, failure or inability by the exercise of reasonable diligence to secure materials, supplies or labor through ordinary sources by reason of shortages or priority or similar regulation or order of any government or regulatory body or otherwise, or any other cause reasonably beyond the control of the performing party. Notwithstanding anything to the contrary contained in this Lease, the time period for Tenant or Landlord to fulfill its non-monetary obligations under this Lease, to the extent actually delayed or interrupted by any event of Force Majeure, shall be extended for the duration of such event of Force Majeure; provided, however (i) in no event shall financial inability be deemed to be, or be a cause of, an event of Force Majeure, (ii) in no event shall any Force Majeure in any way affect, suspend, reduce or abate the obligation of Tenant timely to pay all Rent and other charges payable by Tenant pursuant to the terms of this Lease, and (iii) in no event shall any Force Majeure in any way affect, reduce or abate the obligation of either party to maintain in full force and effect the insurance required by this Lease.

25.22    WAIVER OF JURY TRIAL. TENANT AND LANDLORD WAIVE ANY RIGHT TO TRIAL BY JURY OR TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, BETWEEN LANDLORD AND TENANT ARISING OUT OF THIS LEASE OR ANY OTHER INSTRUMENT, DOCUMENT, OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED HERETO.

25.23    Bankruptcy. In the event a debtor, trustee or debtor in possession under the Bankruptcy Code, or another person with similar rights, duties and powers under any other Legal Requirements, proposes to cure any Tenant default under this Lease or to assume or assign Tenant’s interest under this Lease, and is obliged to provide adequate assurance to Landlord that (a) a default shall be cured, (b) Landlord shall be compensated for its damages arising from any breach of this Lease, and (c) future performance of Tenant’s obligations under this Lease shall occur, then such adequate assurances shall include any or all of the following, as designated by Landlord in its sole and absolute discretion: (i) those acts specified in the Bankruptcy Code or other Legal Requirements as included within the meaning of “adequate assurance,” even if this Lease does not concern a shopping center or other facility described in such Legal Requirements; (ii) a prompt cash payment to compensate Landlord for any monetary defaults or actual damages arising directly from a breach of this Lease; (iii) a cash deposit in an amount at least equal to the then-current amount of the Letter of Credit; or (iv) the assumption or assignment of all of Tenant’s interest and obligations under this Lease.

25.24    MBTA. Tenant acknowledges that Massachusetts Institute of Technology (“MIT”), in its capacity as owner in fee simple of the Property as of July 13, 2020, made the covenant and agreement set forth in Exhibit 13 attached hereto and made a part hereof. Tenant acknowledges that (a) the Massachusetts Bay Transportation Authority (“MBTA”) red line tunnel runs by the Building along Main Street, (b) the MBTA red line’s Kendall/MIT Station is served by 2 nearby entrances on the south side of Main Street, and (c) the MBTA red line provides public transportation to the Greater Boston area and the Building and is active every day of the year. The proximity of the red line and the Kendall/MIT Station to the Building is a benefit to the Kendall Square community and those who live and work therein, and the convergence near such public transportation of the various uses found in the Building and nearby buildings is typical in an urban environment. Neither the operation of the active red line and/or Kendall/MIT Station by the MBTA, nor the proximity thereof to the Building, shall give rise to (i) any claim, demand, lawsuit or cause of action against Landlord, MIT or the MBTA, or (ii) any right to terminate the Lease. Tenant shall reasonably cooperate with Landlord, Fee Owner and the MBTA in connection with requests for information and/or execution of documentation in furtherance of the foregoing.

25.25    Not Binding Until Executed. This Lease shall have no binding force or effect, shall not constitute an offer or an option for the leasing of the Premises, nor confer any right or impose any obligations upon either party until execution and delivery of this Lease by both parties.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF the parties hereto have executed this Lease as of the Execution Date.

LANDLORD

MIT 314 MAIN STREET LEASEHOLD LLC

By: MIT Cambridge Real Estate LLC, its manager

By:	/s/ Seth D. Alexander
Seth D. Alexander, President, and not individually

TENANT

THESEUS PHARMACEUTICALS, INC.,

By:	/s/ Brad Dahms
Name: Brad Dahms
Title: CFO

[TENANT TO PROVIDE EVIDENCE OF SIGNATORY’S AUTHORITY PRIOR TO EXECUTION]